                                                                   Exhibit 10.2




                                 BROWARD COUNTY

                                  CIVIC ARENA



                              OPERATING AGREEMENT


                            DATED AS OF JUNE 4, 1996



                                 BY AND BETWEEN



                            BROWARD COUNTY, FLORIDA

                                   THE COUNTY


                                      AND


                         ARENA OPERATING COMPANY, LTD.

                                  THE OPERATOR

                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I

         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II

         ENGAGEMENT OF OPERATOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.1    Engagement of Operator. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.2    Authority of Operator.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.3    Duty and Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.4    County Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.5    Operator Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   2.6    Operator Pre-Operations Start Date Duties . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III

         TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   3.1    Commencement and Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   3.2    Options to Extend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IV

         OPERATOR'S RIGHTS AND OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   4.1    Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   4.2    Use Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   4.3    Promotions Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   4.4    Marketing and Public Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   4.5    Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   4.6    Naming Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   4.7    Concessions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   4.8    Booking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   4.9    Ticketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   4.10   Affiliate Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   4.11   Administration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   4.12   Changes in Parking Area Configuration . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   4.13   Security and Traffic Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   4.14   Base Management Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   4.15   Incentive Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   4.16   Small Disadvantaged Business Enterprise Participation . . . . . . . . . . . . . . . . . . .  19





                                       ii
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
                   4.17   Personal Seat Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V

         FINANCIAL OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   5.1    Facility Operating Revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   5.2    Distribution of Funds from Operating Fund . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   5.3    Distribution of Net Operating Income and Other Funds  . . . . . . . . . . . . . . . . . . .  21
                   5.4    Availability of Funds in Operating Fund; Working Capital Loans  . . . . . . . . . . . . . .  22
                   5.5    Distribution of Funds from Operating Fund and Renewal and Replacement Account during
                          Abatement Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   5.6    Renewal and Replacement Account.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   5.7    Operating Reserve Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   5.8    Distribution of Funds from Accounts Upon End of Term  . . . . . . . . . . . . . . . . . . .  23
                   5.9    Reduction of County Preferred Revenue Allocation  . . . . . . . . . . . . . . . . . . . . .  24
                   5.10   Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI

         OWNERSHIP AND USE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   6.1    County Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   6.2    County Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   6.3    County Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII

         RECORDS AND AUDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   7.1    Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   7.2    Accounting Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   7.3    Financial Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   7.4    Additional County Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   7.5    Underreporting of Facility Operating Revenue  . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VIII

         ADDITIONS AND CAPITAL REPAIRS; EMERGENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   8.1    Operator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   8.2    Incremental County Preferred Revenue Allocation . . . . . . . . . . . . . . . . . . . . . .  28
                   8.3    Operator Right to Finance Additions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   8.4    County  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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
ARTICLE IX

         IMPOSITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   9.1    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   9.2    Permitted Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   9.3    Ad Valorem Tax Imposition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   9.4    Exclusive Taxes and Special Assessments . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE X

         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   10.1   Indemnification of County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   10.2   Indemnification of Operator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   10.3   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   10.4   Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI

         INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   11.1   Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   11.2   Business Interruption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   11.3   Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                   11.4   Workers Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                   11.5   Builder's Risk or Installation Floater  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                   11.6   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                   11.7   Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                   11.8   Insurance for County Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                   11.9   Waiver of Recovery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   11.10 Failure to Maintain Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   11.11 Proceeds Disposition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XII

         DAMAGE OR DESTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   12.1   Adequately Insured Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   12.2   Insurance Deficiency and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   12.3   End of Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                   12.4   Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                   12.5   Abatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XIII

         EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





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
                   13.1   Substantial Taking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   13.2   Partial Taking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   13.3   End of Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   13.4   Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   13.5   Abatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   13.6   No Condemnation by County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XIV

         ASSIGNMENT AND TRANSFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   14.1   Right to Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   14.2   Prohibition Against Assignment of Agreement or Transfer of the Facility by the County . . .  39

ARTICLE XV

         REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   15.1   County Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . .  39
                   15.2   Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                   15.3   Optional Remedy of Operator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   15.4   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   15.5   Operator Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .  42
                   15.6   Mutual Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XVI

         DEFAULTS, REMEDIES AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                   16.1   Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                   16.2   Institution of Litigation Permitted by Article XVIII  . . . . . . . . . . . . . . . . . . .  46
                   16.3   Rights and Remedies are Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   16.4   Costs, Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   16.5   Acceptance of Legal Process.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   16.6   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XVII

         DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE XVIII

         GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                   18.1   Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                   18.2   Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51





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
                   18.3   Relationship of Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                   18.4   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                   18.5   Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                   18.6   Interpretations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                   18.7   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                   18.8   Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                   18.9   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                   18.10  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  53
                   18.11  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                   18.12  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                   18.13  Nondiscrimination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                   18.14  Reasonableness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE XIX

         LIABILITY LIMITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                   19.1   County and Operator Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                              OPERATING AGREEMENT

         This Operating Agreement ("Agreement"), is dated as of June 4, 1996 and entered into by and between Broward County, Florida, a public body corporate and politic and a political subdivision of the State of Florida (the "County"), and Arena Operating Company, Ltd., a Florida limited partnership (the "Operator").

                                   RECITALS:

         A. On April 2, 1996, the County and the Florida Panthers Hockey Club, Ltd. (the "Team") entered into a Letter of Intent (the "Letter of Intent") setting forth the outline of terms and conditions under which the County and the Team would move forward to expeditiously develop a new multipurpose civic arena to be financed and owned by the County (the "Facility").

         B. On even date herewith the County and Arena Development Company, Ltd. the ("Project Developer") entered into a Development Agreement (the "Development Agreement") setting forth the terms under which the Project Developer will develop and construct the Facility.

         C. On even date herewith, the County, the Team and the Operator have executed a License Agreement (the "License Agreement") under which the Team will play its Home Games in the Facility and otherwise use the Facility in accordance with the terms of the License Agreement.

         D. The County has determined to grant to the Operator the exclusive right to manage and operate the Facility after completion of construction pursuant to the terms and conditions stated herein.

         E. The Operator is a Florida limited partnership formed by and is an affiliate of the Team, which the Team has selected as the Operator pursuant to the Letter of Intent. The Operator will operate and manage the Facility pursuant to the terms of this Agreement.

         F. The Operator and County acknowledge that their respective duties and obligations hereunder, are absolute and unconditional, except where specifically provided to the contrary herein.

         G. The health, safety and general welfare of the people of the County are directly dependent upon the continual encouragement, development, growth and expansion of business, commerce and tourism. The development of a major multipurpose sports and entertainment complex and accessory uses is most appropriate in the County which, because of its size, is capable of retaining and supporting professional as well as amateur sports teams and attracting major national sporting and musical, cultural, family and community events; and that attraction of business and tourism to the County as a result of the development of such a facility and its accessory uses will be an important factor in the continued encouragement, promotion, attraction, stimulation, development, growth and expansion of business, commerce and tourism within the County. The development and promotion of a multipurpose sports and entertainment complex on public property will provide significant benefits to the general public.

         H. In view of the foregoing, the County has determined that the operation of the Facility, the licensing of same under the License Agreement and the performance of this Agreement, are in the best interests of the County and the welfare of its residents, and in accord with valid public purposes.

         NOW, THEREFORE, intending to be legally bound, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, capitalized terms shall have the meanings set forth below unless otherwise defined herein. Certain other capitalized terms which are not defined herein shall have the meanings provided in the Development Agreement or the License Agreement; however, in the event of a conflict between a defined term used herein that is defined in both the License Agreement and the Development Agreement then for purposes of use of the Facility, the License Agreement will control and for the purposes of Project development, the Development Agreement will control.

         1.1 Abatement Period(s) means any period for which the time for performance or the deadline for satisfaction of a condition or the expiration date under any of the Related Agreements is extended as a result of events described in any of the Related Agreements. Any Abatement Period under any of the Related Agreements shall be deemed to be an Abatement Period for every other such Related Agreement.

         1.2 Accounts means any accounts that are required to be maintained by Operator under the terms of this Agreement including, without limitation, the Operating Fund, the Renewal and Replacement Account, the Operating Reserve Account and all other accounts for the deposit of the Facility Operating Revenue of the Facility as provided in Article V.

         1.3 Additions and Capital Repairs shall mean collectively, any or all installations, alterations, improvements, and purchases of additional or replacement furniture, machinery or equipment at the Facility, the depreciable life of which, according to generally accepted accounting principles, is in excess of one (1) year and expenditures for maintenance or repairs which extend the useful life of the assets being maintained or repaired for a period in excess of one (1) year. Additions and Capital Repairs shall be paid for from the Renewal and Replacement Account.

         1.4 Advertising means all announcements, acknowledgments, banners, signs, show bills, and other audio or visual commercial messages displayed, announced or otherwise presented in the Facility including video messages, but excluding Sponsor Signs.

         1.5            Advertising Revenue has the meaning set forth in Section
4.5.

         1.6 Affiliate of a specified person means a person who (a) is directly or indirectly controlled by, or under common control with, the specified person; (b) owns directly or indirectly thirty-five percent (35%) or more of the equity interests of the specified person; (c) is a general partner, officer, director, non-financial institution trustee or fiduciary of the specified person or of any person described in (a) or (b); or (d) is a son, daughter, spouse, parent, sibling or in-law of the specified person.

         1.7            Agreement shall mean this Operating Agreement.

         1.8 Annual Budget means the budget to be prepared by the Operator as provided in Section 4.1.

         1.9 Arena means an approximately 750,000 - 850,000 square feet multipurpose facility with seating capacity of 18,000 - 19,500 seats for NHL hockey games, 19,000 to 21,500 seats for basketball and 20,000 - 21,000 seats for concerts or other events, all as is constructed in accordance with the Program Requirements set forth in the Development Agreement.

         1.10 Arena Management Firm shall mean Leisure Management International, an Affiliate of Operator, who is a firm selected by Operator which specializes in the management of public assembly facilities similar to the Facility or any subsequent Person selected by Operator.

         1.11 Base Management Fee shall mean a fee paid to Operator or the Arena Management Firm annually for its services under this Agreement in the aggregate amount of $250,000, which amount shall increase each year by the percentage increase in the Consumer Price Index over the preceding Fiscal Year.

         1.12 Board means the Board of County Commissioners of Broward County, Florida.

         1.13 Bonds mean the total amount of Professional Sports Facility Tax and Revenue Bonds, Series 1996 outstanding from time to time and at any time, including interest and other payment requirements and any restructuring or refundings thereof, and related costs, which the County incurs for the purpose of financing the development and construction of the Facility, all of which is estimated at the time of execution of this Agreement to be in an original principal amount not to exceed $185 million.

         1.14 Business Days means Monday, Tuesday, Wednesday, Thursday or Friday, excluding County holidays.

         1.15 Certificate of Occupancy means a certificate issued as described in the Development Agreement.

         1.16           City means the City of Sunrise, Florida.

         1.17 Communication System means all the audio and visual communication systems within or at the Facility, including but not limited to scoreboards, television and loudspeaker systems, public address systems, timers, clocks, message centers, video screens, signs and marquees, within or at the Facility.

         1.18           Comparable Events has the meaning set forth in Section
15.1.7.

         1.19           Competing Facility has the meaning set forth in Section
15.1.7.

         1.20 Concessionaire(s) shall mean any Person, including Operator, operating a Concession.

         1.21 Concession(s) shall mean the business of selling, furnishing or renting of foods, beverages, apparel, game programs, sporting equipment, goods, novelties or merchandise (but not including parking) in, at, from or in connection with the operation of the Facility whether sold, furnished or rented from shops, kiosks or by individual vendors circulating through the Facility including, without limitation, any restaurant (whether open to the public or restricted to members thereof), club, membership dining room or other facility therein for sale of food or beverages, and including sales to fill orders for any such items received by any Concessionaire operating a Concession at the Facility by mail, facsimile, telephone or other medium of communication.

         1.22 Consumable Concessions means items of food, drink, tobacco products or other items for consumption which are sold or dispensed at the Facility.

         1.23 Consumer Price Index shall mean the Consumer Price Index for National Consumers published by the Bureau of Labor Statistics of the U.S. Department of Labor.

         1.24 County means the County of Broward, a public body corporate and politic operating under a home rule charter and a political subdivision of the State of Florida, and any of its administrative departments, divisions and functions and its successors and assigns.

         1.25           County Event Revenue shall have the meaning set forth in
Section 6.2 of this Agreement.

         1.26 County Events means Non-Commercial Events conducted or sponsored or co-sponsored by the County or its designee pursuant to its rights and obligations established in this Agreement.

         1.27 County Preferred Revenue Allocation means an annual amount equal to the difference between (a) the actual amount of the County's annual debt service obligation on the Bonds fixed at the time the initial Bonds are sold and (b) $10,000,000. However unless otherwise agreed to by the Parties, if an acceptable combination of tax-exempt and taxable financing is not achieved in accordance with the Plan of Finance attached as Exhibit C to the Development Agreement, then the initial County Preferred Revenue Allocation (determined in accordance with the foregoing) shall not exceed Five Million Dollars ($5,000,000). The County Preferred Revenue Allocation shall be payable only for as long as the Bonds or any refunding bonds issued to refinance the Bonds are outstanding. In addition, the County Preferred Revenue Allocation shall be increased by the amount of the Incremental County Preferred Revenue Allocation (if any) pursuant to Section 8.2 hereof. The County Preferred Revenue Allocation shall be adjusted on the interest conversion date (and fixed on such date) in the event of the sale of any refunding Bonds unless mutually agreed upon otherwise.

         1.28 County Representative is the person authorized to issue and receive notices on behalf of County with respect to this Agreement and shall be the person so designated and shall have the rights, duties and responsibilities described in Section 2.4 of this Agreement.

         1.29 Design Development Documents shall have the meaning set forth in the Development Agreement.

         1.30 Development Agreement means the Development Agreement between the County and the Project Developer, dated as of the date hereof, as and if amended or restated.

         1.31 Emergency means any condition or situation which threatens (or if not promptly acted upon will threaten) the health, safety or welfare of users of the Facility or the structure or systems of the Facility itself or any portion thereof including the Arena and the Parking Areas.

         1.32 Emergency Expenditure means any Facility Operating Expense or expenditure for an Addition or Capital Repair undertaken by the Operator and deemed necessary by it because of an Emergency.

         1.33 Environmental Laws means any federal, state, County or applicable municipal law, statute, code, ordinance, rule, regulation or judicial or administrative decision, order or directive relating to environmental matters, historic preservation matters, or industrial health or safety matters, including, without limitation, any of the foregoing regulating or applying to any toxic or hazardous substance or waste or any environmental pollutant, as those terms are defined in any of the foregoing.

         1.34           Event of Default has the meaning set forth in Section
16.1.

         1.35 Event Related Expenses means those costs and expenses that will be incurred by Operator in connection with, and directly attributable to, each event or performance in the Arena or at the Facility and pursuant to an agreement relating to such event or performance (i) will be reimbursed by the user or the promoter out of the ticket sales for such event or performance or
(ii) will otherwise be paid by the user or promoter in addition to any other charges for the use of the Arena or the Facility for such event or performance, including, but not limited to, expenses for personnel (including ticket takers, ushers, internal and external security, police, maintenance and cleanup personnel, emergency medical technicians, concierge, restroom assistants, stagehands, box office personnel and other maintenance personnel, utilities and insurance) necessary for the conduct of an Event.

         1.36 Event(s) means all revenue or nonrevenue producing sports, entertainment, cultural, civic and other activities and events which are conducted at the Facility and scheduled by Operator.

         1.37 Expiration Date means the date of expiration of the Agreement, which is thirty (30) years after the Operations Start Date, as extended by any Abatement Period (or portion thereof) having a duration of at least ninety (90) days and further extended by any Extension Term.

         1.38 Facility means the Project Site, the Arena, and the Parking Areas with all improvements, additions, facilities, fixtures, furniture, machinery and equipment, attachments and appurtenances now or hereafter attaching thereto.

         1.39 Facility Advertising Agreement shall mean that certain agreement to be entered into between Operator and Team pursuant to Section 7.1 of the License Agreement.

         1.40 Facility Operating Expenses shall mean and include all expenses or obligations of whatever kind or nature made or incurred by the Operator or its designee or the Arena Management Firm, within the scope of Operator's authority or responsibility under this Agreement, including, but not limited to, Operator's expenses; Impositions; Tourism Promotion Payments; payments of fees, costs, interest and principal on or with respect to Working Capital Loans; payments to the Operating Reserve Account; payments to the Renewal and Replacement Account; all expenses incurred to obtain Facility Operating Revenues; salaries, wages and benefits of personnel working at the Facility including personnel employed by Operator; human resource support services and training and development expenses; contract labor expenses; maintenance and repairs; utilities; deposits for utilities; telephone expenses; expenses incurred under use or license agreements with licensees or other users at the Facility; telescreen, video and/or scoreboard operation expenses; dues, memberships and subscriptions; security expenses; Management Fees; audit fees; legal fees; other professional fees; fees payable to Concessionaires or other subcontractors; refuse removal expenses; cleaning expenses; sales taxes; building supplies; ticket commissions; insurance premiums; data processing expenses; advertising; marketing; public relations expenses; expenses and losses incurred in the production and promotion of Events at the Facility where Operator acts as promoter or co-promoter; pest control; travel, lodging and related out-of-pocket expenses and Facility related entertainment expenses; office supplies; employment fees; freight and delivery expenses; expenses for leasing of equipment; Master Card, VISA and other credit and debit facilities and telecheck fees and expenses; travel, lodging and related out-of-pocket expenses for officers and directors of Operator properly allocable to the performance of Operator's obligations under this Agreement including, but not limited to, promotion of the Facility, local, regional and national conferences, arena management seminars, crowd management seminars, and schools of public facility management such as Oglebay; all damages, losses or expenses suffered or paid by Operator as the result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorneys fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them.

         1.41 Facility Operating Revenues shall mean all revenues as determined on an accrual basis including, without limitation, revenues from the sale and/or licensing of Premium Seating (including deposits), revenues derived from the sale or licensing of personal seat licenses (including deposits), revenues from the sale of name sponsorship (including Naming Rights), Advertising Revenues, box office revenues, parking revenues, revenues from the sale of Consumable and Non-Consumable Concessions, sponsorship revenues, rent and other fees under the License Agreement, all other licensing and use fee revenues, interest income (except interest earned on funds deposited in the Renewal and Replacement Account), forfeited security deposits, ticket convenience fees, equipment rental fees and Seat Use Charges, earned by the Operator (1) for the use of, operation, or admission to, the Facility or any portion thereof, (2) for the right to sell, or in respect of the sale of, any product or advertisement in the Facility including all rents, royalties, and concessions from tenants, Concessionaires, and Licensees, (3) from interest on or proceeds of investment of any Accounts (except the Renewal and Replacement Account) required to be maintained hereunder, (4) for rental or use of the Facility equipment, or (5) as fees for services rendered at the Facility; but excluding, in all events, (i) sums received or collected by the Operator for and on behalf of and actually paid to a user of the Facility, (ii) any revenues reserved to the Team pursuant to the License Agreement and (iii) any Revenue Advances pursuant to Section 5.10.

         1.42 Facility Rights shall meany any rights, the sale of which would give rise to Facility Operating Revenue but for the treatment of such as Revenue Advances pursuant to Section 5.10.

         1.43 Fiscal Year means a twelve (12) month period commencing October 1 and ending on September 30 of the immediately following year, or any portion thereof.

         1.44 Fixed and Permanent Advertising means all Advertising other than Temporary Advertising.

         1.45 General Manager means the chief operations officer of the Operator or Arena Management Firm, his designee or successor, in every case designated in writing by the Operator to the County.

         1.46 General Seating means all of the other seats at the Facility that are not Premium Seating including but not limited to rinkside/court side seating or any other type of preferred location seating which is not Premium Seating. The Team will sell "General Seating" for its own account at the prices that Team determines and may include such other benefits for Hockey Ticket purchasers as Team may determine, including, without limitation, membership in the "Panthers Club" or some other club memberships of Team sponsors, season ticket holders or others. The provision of a club membership or other benefits to a Ticket purchaser does not change seating designated as General Seating to Premium Seating.

         1.47 Impositions means all governmental assessments, franchise fees, excises, license and permit fees, levies, charges and taxes, general and special, ordinary and extraordinary, of every kind and nature whatsoever (irrespective of the nature thereof, including, without limitation, all such charges based on the fact of a transaction, irrespective of how measured) which at any time during the Term hereof may be assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or in respect of, or become a lien on: (a) all or any part of the Facility; (b) any payments received from any holders of a leasehold interest or license in or to the Facility, from any guests or from any others using or occupying all or any part of the Facility; or (c) this transaction or any document to which the Operator or the Team is a party which creates or transfers rights with respect to all or any part of the Facility.

         1.48 Incremental County Preferred Revenue Allocation has the meaning set forth in Section 8.2

         1.49 License Agreement means that certain License Agreement entered into between the Operator, County and the Team, dated the date hereof, as same may be amended or restated.

         1.50 License Commencement Date has the meaning set forth in the License Agreement.

         1.51 Licensee means any licensee other than the Team, including licensees of concessions, Premium Seating, Advertising, arena restaurant, and other users of privileges in or around the Arena for a fee.

         1.52 Licenses means Premium Seating Licenses, licenses with Concessionaires, licenses with other users of the Facility and all booking and use agreements as described herein.

         1.53 Liens means all encumbrances, liens, security interests, pledges and claims in, to, against or in any way applicable to any portion of the Facility or the Accounts.

         1.54 Management Fees means the Base Management Fee and incentive fees, if any, paid to Operator for its services under this Agreement, as set forth under Sections 4.14 and 4.15 herein.

         1.55 Management Services means the services which the Operator or its designee is required to render in connection with the management of the Facility pursuant to this Agreement.

         1.56           NHL means the National Hockey League.

         1.57           NBA means the National Basketball Association.

         1.58 Net Operating Income means, as to each Fiscal Year during the Term, the net of Facility Operating Revenue for such Fiscal Year less Facility Operating Expenses for such Fiscal Year and less the County Preferred Revenue Allocation distributed by Operator pursuant to Section 5.2 for such Fiscal Year.

         1.59           Non-Commercial Event has the meaning set forth in
Section 15.1.8.

         1.60 Non-Consumable Concessions means all Concessions items other than Consumable Concessions.

         1.61 Operating Fund means the account which shall be established for the deposit of all Facility Operating Revenue and from which all Facility Operating Expenses required by this Agreement shall be paid and from which Net Operating Income and other distributions shall be made. Operator may establish the Operating Fund in a bank or other financial institution located in Broward County. Operator may deposit, invest or otherwise employ the funds in the Operating Fund provided that such funds will be available as necessary to pay Facility Operating Expenses as and when they become due.

         1.62 Operating Reserve Account means the Account maintained by Operator as a contingency reserve for three (3) months of Facility Operating Expenses.

         1.63 Operating Reserve Contribution means the deposit by Operator into the Operating Reserve Account of amounts sufficient to enable a build-up and maintenance of three (3) months of budgeted Facility Operating Expenses.

         1.64 Operations Start Date means the earlier of (a) the date of issuance of a final and unconditional Certificate of Occupancy for the entire Facility, or (b) if requested by the Operator, the date of issuance of any temporary Certificate of Occupancy permitting any Event to be conducted.

         1.65 Operator means Arena Operating Company, Ltd., a Florida limited partnership, its successors and assigns.

         1.66 Operator Representative is the person authorized to issue and receive notices on behalf of Operator with respect to this Agreement and shall be the General Manager and shall have the rights, duties and responsibilities set forth in Section 2.5.

         1.67 Panthers means the Florida Panthers Hockey Club, Ltd., a member club of the National Hockey League. "Panthers" is used interchangeably with "Team".

         1.68 Parking Areas means the areas of the Facility designated for parking.

         1.69 Person means any Affiliate, individual, trust, estate, partnership, joint venture, company, corporation, association, or any other legal entity or business or enterprise.

         1.70 Premium Rate means a rate of interest equal to two percent (2%) in excess of the Prime Rate.

         1.71 Premium Seating means the executive suites, party suites and co-op suite seats at the Facility designated by Team which have exclusive access for its patrons on a separate and exclusive concourse and is or may be serviced by separate catering, service and maintenance support. Premium Seating shall not include any of the General Seating.

         1.72 Premium Seating License means the form of that certain Agreement for execution by Premium Seat Licensees as amended from time to time and all such executed forms of the agreement as are executed and in effect from time to time.

         1.73 Prime Rate means the rate of interest announced from time to time by NationsBank of South Florida, N.A., or by any other bank located in the County and designated by the Operator and the County, as the "prime rate" of interest.

         1.74 Project Site means the entire tract of land on which the Facility is located as set forth in the Development Agreement.

         1.75 Public Entity Assignee means an entity which has, or is intended to have, a class of capital stock registered under the Securities Act of 1933, as amended, and that owns or is intended to own the Operator or Operator's material assets.

         1.76 Quality Arena Standard shall have the meaning given such term in the License Agreement.

         1.77 Records means all the books, records and accounts of the Facility that the County is permitted to inspect and audit pursuant to this Agreement.

         1.78 Related Agreements means this Agreement, the Development Agreement and the License Agreement.

         1.79 Renewal and Replacement Account means the Account established for funds deposited pursuant to Section 5.6.1 and 5.6.2 which may be used as specified in Section 5.6.3.

         1.80 Renewal and Replacement Account Payments means payments into the Renewal and Replacement Account in the manner and amounts established in Section 5.2.5.

         1.81 Renewal and Replacement Contribution means the annual contributions to be deposited by Operator into the Renewal and Replacement Account in amounts as set forth below, such amounts to be prorated in any partial Fiscal Year:

                   Year
                   ----
                     2    $338,000
                     3    $349,000
                     4    $362,000
                     5    $752,000
                     6    Prior Year, plus the lesser of the percentage change in the Consumer Price Index in the preceding Fiscal Year or three percent (3%) (such amount to be increased in the event of an increase on the Consumer Price Index and held constant from the previous year in the event of a decrease in the Consumer Price Index).

         1.82           Revenue Advances shall have the meaning set forth in
Section 5.10.

         1.83 Request with respect to this Agreement has the meaning set forth in Article XVII thereof.

         1.84 Seat Use Charge means the amount that (i) the user of each seat in the Arena shall be charged for use of such seat and (ii) Operator shall collect from each such user. Such amount shall be determined by Operator in its discretion. The Seat Use Charge shall be in addition to, and not in lieu of admission charges and any taxes that may be payable on such Seat Use Charge. The Seat Use Charge shall be Facility Operating Revenue and shall be deposited by Operator in the Renewal and Replacement Account and specifically segregated for use for capital improvements at the Facility or to improve the roadways and for traffic access improvements.

         1.85           Sponsor Signs has the meaning set forth in the License
Agreement.

         1.86 Sunrise Letter of Agreement shall mean that certain Letter of Agreement by and among Team, County and the City of Sunrise, Florida.

         1.87 Temporary Advertising means Advertising in connection with any Event which is to be removed or terminated at the conclusion of such Event.

         1.88           Title Exceptions has the meaning set forth in Section
15.1.5.

         1.89 Tourism Promotion Payment means $500,000 per year payable within thirty (30) days after the end of each Fiscal Year, commencing with the first Fiscal Year of the License Term, except that the payment following the end of the first Fiscal Year shall be prorated for a partial Fiscal Year. The Tourism Promotion Payment shall be a fixed amount and shall not be adjusted for any increases or decreases in the Consumer Price Index or otherwise.

                                  ARTICLE II
                             ENGAGEMENT OF OPERATOR

         2.1            Engagement of Operator.   The Operator or its designee
shall be the sole and exclusive manager and operator of the Facility during the Term hereof with sole responsibility and full control and discretion in the operation, direction, management and supervision of the Facility and its staff, subject to and as more fully described in this Agreement. Operator shall have the right to delegate all or a portion of its duties and responsibilities hereunder to Arena Management Firm and/or to subcontractors or agents including to Operator's Affiliates.

         2.2 Authority of Operator. The Operator shall have the exclusive right and authority to exercise, or delegate the exercise of, all rights, powers and duties conferred or imposed on the Operator in this Agreement. The powers of the Operator with respect to the Facility shall be plenary, subject only to the limitations expressly set forth in this Agreement.

         2.3 Duty and Liability. The Operator shall owe to County a duty to perform its obligations under this Agreement and to conduct the management and operation of the Facility at all times with integrity and good faith in a manner which is in the best interests of the County, the Facility and its tenants, users and licensees, including the Team, and consistent with the terms of this Agreement.

         2.4 County Representative. The County Administrator shall be the County's authorized representative who shall act as liaison and contact person between the County and Operator in administering and implementing the terms of this Agreement. County shall have the right to designate a substitute authorized representative by providing written notice thereof to Operator. The County Representative, or his authorized designee, shall respond to requests for review, consents or waivers within five (5) business days after submittal, and failing a written notice of disapproval within such time period, the request shall be deemed approved or the consent granted. Notwithstanding the foregoing, the Board shall be required to consent to any amendment to this Agreement or to any other request for consent that is not related to administration of the terms of this Agreement. All administrative and ministerial consents shall be given by the County Representative on behalf of the County. In any situation requiring Board approval, the County's failure to provide a written notice of disapproval within thirty (30) days of submittal of any request, consent or waiver by Operator or its designee, shall be deemed an approval or consent of such request by County. The Operator and any other Person dealing with County in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the County Representative or any such designee to act for and bind County in any such matter.

         2.5 Operator Representative. The General Manager shall be the Operator's authorized representative who shall act as liaison and contact person between the County and Operator in all matters concerning this Agreement. Operator shall have the right to designate a substitute authorized representative by providing written notice thereof to County. The Operator Representative, or his authorized designee, shall respond to requests for review, consents or waivers within ten (10) days after submittal, and failing a written notice of disapproval within such time period, the request shall be deemed approved or the consent granted. The County and any other Person dealing with Operator in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the Operator Representative or any such designee to act for and bind Operator in any such matter.

         2.6 Operator Pre-Operations Start Date Duties. At any time after the date hereof, the Operator shall have such rights and shall discharge such duties as are reasonable and necessary to ensure that the Facility is equipped, staffed and managed to commence operations upon the Operations State Date and to sell or license Advertising, Naming Rights, Premium Seating, parking or any other source of Facility Operating Revenues and, in connection therewith, may make distributions from the Operating Fund in satisfaction of Facility Operating Expenses or other amounts permitted hereunder. Operator will submit a pre-opening plan to County detailing its pre-opening actions at least 24 months prior to the Operations Start Date and shall update such plan at six month intervals until the Operations Start Date. Except as specifically set forth in this Section, Operator shall have no rights, duties or obligations to operate, manage or perform other actions with respect to the Facility prior to the Operations Start Date.


                                 ARTICLE III

                                    TERM

         3.1 Commencement and Term. The term (the "Term") of this Agreement shall commence on the date hereof and shall expire (the "Expiration Date") on the anniversary date 30 years after the Operations Start Date; provided, however, the Expiration Date shall be extended for a period equal to the aggregate of every Abatement Period or portion thereof commencing after the License Commencement Date and having a duration of at least 90 days and for the period of any Extension Terms. Notwithstanding anything to the contrary it is intended that the Expiration Date of this Agreement shall be simultaneous with that of the License Agreement and therefore, unless sooner terminated herein, this Agreement shall automatically terminate upon the expiration of the License Agreement.

         3.2 Options to Extend. Operator shall have the option and right (each an "Extension Option") to extend the Term of this Agreement upon the same terms and conditions, for two (2) additional terms (each an "Extension Term") of five (5) years each commencing on the Expiration Date or the conclusion of the then-expiring Extension Term of this Agreement. The Operator shall exercise the Extension Options by delivering written notice to County not less than six (6) nor more than eighteen (18) months prior to the Expiration Date or the expiration of the then-expiring Extension Term.

                                  ARTICLE IV

                       OPERATOR'S RIGHTS AND OBLIGATIONS

         4.1 Management. Operator shall be the exclusive manager and operator of the Facility and, except as provided in Section 4.2, shall have the exclusive right to contract for its license or use during the Term and any Extension Term in a manner that will promote and further the purposes for which the Facility and the Arena has been constructed. The Operator shall do all things and take all actions necessary for the operation of the Facility in accordance with this Agreement. In performing its duties and responsibilities hereunder, Operator shall exercise such attention and care as is reasonably consistent with the Quality Arena Standard. Without limiting the generality of the foregoing, the Operator is authorized to and shall:

                        4.1.1 collect all Facility Operating Revenue and County Event Revenue and in connection therewith, use all reasonable efforts to obtain all fees, rents and other amounts due from Licensees, Concessionaires and other users of the Facility; and shall cause notices to be served upon such Licensees and other users to quit and surrender space occupied or used by them where desirable or necessary in the opinion of the Operator; and shall ask for, demand, collect and give receipts for all amounts which at any time may be due from any Licensees and other users of the Facility;


                        4.1.2 prepare and submit to the County (for its review and comment but not approval) on or before August 1 of each Fiscal Year an Annual Budget projecting the estimated revenues and expenses of the Facility during the next Fiscal Year and a Renewal and Replacement Account budget projecting the estimated Additions and Capital Repairs expenditures for the Facility during the next Fiscal Year, and maintain and furnish all other financial records and information required herein;


                        4.1.3 commence, defend and settle in good faith such legal actions or proceedings concerning the operation of the Facility (other than defense of the County in legal actions or proceedings in which the County is a defendant, which defense shall be assumed by the County Attorney) as are necessary or required in the opinion of the Operator and shall retain counsel in connection therewith;


                        4.1.4 employ, pay and supervise all personnel that the Operator determines to be necessary for the operation of the Facility, including such personnel as shall be necessary to maintain and ensure public order and safety in and around the Facility (such personnel, during the course of such employment, shall be employees of the Operator and shall not be employees of the County); determine all matters with regard to such personnel, including, without limitation, compensation, bonuses, fringe benefits, hiring and replacement and may at its option establish reasonable employee benefit plans and training and motivational programs similar to those at other NHL arenas that meet or exceed the Quality Arena Standard; and shall prepare, on its own behalf and file when due, all forms, reports and returns required by law relating to the employment of such personnel;


                   4.1.5 purchase and maintain all materials, tools, machinery, equipment and supplies necessary for the operation of the Facility;


                   4.1.6 maintain the Facility in accordance with the Quality Arena Standard, subject to normal wear and tear, and maintain and operate the Facility in compliance with all NHL requirements in effect from time to time and, to the extent available, utilizing the Renewal and Replacement Account;


                   4.1.7 coordinate and administer a preventative maintenance program for the Facility, its machinery and equipment;


                   4.1.8 arrange for all utility and other services for the Facility and pay or cause to be paid when due all charges for water, sewer, gas, light, heat, telephone, electricity and other utilities and services rendered to or used on or about the Facility;


                   4.1.9 maintain or cause to be maintained all necessary licenses, permits and authorizations for the operation of the Facility;


                   4.1.10 furnish to the County such reports and other information concerning the Facility and operation thereof as may be reasonably requested from time to time by the County.


                   4.1.11 procure and negotiate contracts with Concessionaire(s) for the operation of Consumable and/or Non-Consumable Concessions at the Facility (unless Operator shall self-operate such Concessions); in this regard Operator shall advise County of the status of such negotiations and permit County to review and comment upon any such contract and Operator, in its discretion and after consultation with the County, shall conclude such contracts and upon execution of any Concession agreement, Operator shall deliver a copy to County.


                   4.1.12 control the issuance of and issue all credentials for Events at the Facility.


                   4.1.13 pay to County, in the event of a default under the Guaranty Agreement, the amounts pledged thereunder.

         4.2 Use Agreements. Operator shall have the exclusive right to negotiate, execute and perform use agreements, licenses and other agreements: (i) with Persons who desire to schedule events, performances, telecasts, broadcasts or other transmissions in, from or to the Facility, or any part thereof or who desire otherwise to license the use of or to occupy the Facility or any part thereof; or (ii) that otherwise pertain to the use, operation and occupancy of the Facility or any part thereof. Notwithstanding the above, in the event an NBA team wishes to become a licensee or tenant of the Facility then the County shall be a party to all such negotiations and shall be the party granting such license or lease to the NBA team. However, Operator and County acknowledge that the lease or license for such NBA team need not be on the same economic terms as the Team has under the License Agreement and that Team shall continue to enjoy all of its benefits thereunder as "primary tenant", including but not limited to its Hockey Event scheduling priority, its exclusive right to possess the Team Areas and its rights concerning Concessions, marketing, Advertising under the Facility Advertising Agreement and parking.

         4.3            Promotions Contracts.

                        4.3.1 Operator shall have the exclusive control over the negotiation, execution, and delivery of contracts with promoters, users and other Persons of the Facility. In so doing, Operator shall negotiate for rental rates consistent with industry standards and with the goal of maximizing use of the Facility and the generation of revenues therefrom, subject to Operator's right to contract with County for County Events and for certain civic and cultural activities. County recognizes, however, that collection of rental rates is in part dependent upon the success of a promotion, and that subsequent usage of the rates is in part dependent upon flexibility in collection of negotiated rental rates when a prior promotion with the same promoter has failed to meet expectations. Accordingly, Operator shall have the right to forgo collection of all or part of pre-negotiated rental rates when, in Operator's good faith judgment, (a) the promotion has operated at a significant loss to the promoter, or (b) the promoter has historically utilized the Facility in a financially successful manner, or (c) the promoter is likely to be a user of the Facility for subsequent promotions, or (d) in Operator's judgment such concessions are in the best interests of the Facility. If the promoter is controlled by, under common control with or controls Operator, Operator may grant such concessions only with the approval of County.


                        4.3.2 Operator shall have the right to negotiate and enter into agreement with users of the Facility whereby Operator and such user co-promote an Event at the Facility. Each of these co-promotion contracts shall specifically set forth the arrangement between the Facility and the co-promoter in respect to sharing of revenues and expenses attributable to user's use of the Facility in connection with the Event.

         4.4 Marketing and Public Relations. In cooperation with the Team, the Operator shall plan, prepare, implement, coordinate and supervise all public relations and other promotional programs for the Facility and shall negotiate, execute (in its own name and not in the name of the County) and perform all contracts for Facility promotions. The Operator shall attempt to coordinate event marketing and planning with the management of the Broward County Convention Center and the Broward County Performing Arts Center in order to minimize, to the extent possible, conflicting dates and events. In no event shall Operator be required to cancel or reschedule an Event unless it determines that such cancellation or rescheduling is in the best interests of the Facility in furtherance of Facility Operating Revenue.

         4.5 Advertising. Operator shall have the exclusive right to post, exhibit or display any Advertising at the Facility. The Operator shall have the responsibility for and shall be the exclusive agent for the sale and marketing of all Fixed and Permanent Advertising in the Facility and all Temporary Advertising for Events sponsored by Operator (other than Sponsor Signs displayed or exhibited by the Team, which shall be reserved to the Team). The Facility Advertising Agreement shall be entered into by the Operator with the Team which agreement sets forth the mutual duties and obligations to sell or license advertising at the Facility. In addition, Operator shall enter into marketing and advertising agreements with third parties, setting forth the consideration for, the manner and the method of such advertising and marketing arrangements. Operator shall have the right to negotiate, execute and perform any and all contracts, use agreements, licenses and other agreements: (i) for the use of Advertising space within the Facility or any part thereof and all advertising rights of whatever kind or nature related thereto (except for Sponsor Signs and other rights granted to Team under the License Agreement); or
(ii) for the sale, promotion, marketing and use of all names, trademarks, tradenames, logos and similar intangible property relating to the Facility or any part thereof. All revenues derived from Advertising rights or licenses, the sale, promotion and use of all names, trademarks, tradenames, logos and similar intellectual property rights related to Advertising in the Facility or on the Project Site (other than revenue from Sponsor Signs and other Advertising reserved for Team) ("Advertising Revenue") shall be deemed Facility Operating Revenue and shall be turned over to or collected by the Operator for deposit into the Operating Fund.

         4.6 Naming Rights. The Operator shall have the exclusive right to sell, license or otherwise grant the naming rights to some or all of the Facility including Facility concourses, the rink or any part of the Facility, subject to NHL regulations, on such commercially viable terms and conditions as Operator shall determine (the "Naming Rights"). The County reserves the right to disapprove and thus prohibit any name for the Facility (but not for the concourses or any part of the Facility) that the Board reasonably deems in bad taste or offensive to the County's image, or in the reasonable opinion of the Board is a source of embarrassment to the South Florida community. Notwithstanding the foregoing, the name of any Fortune 1000 company (with the exception of any tobacco or alcoholic beverage company) shall be deemed a County approved name for purposes of this Section 4.6 and, in addition, any bank, airline, sporting goods or apparel or soft drink company, shall be deemed a County approved name. If Operator wishes to sell or license the Naming Rights to a tobacco or alcoholic beverage company, then Operator may propose such company to County for its approval. The consideration to be received in connection with the sale, license or grant of Naming Rights may include barter or trade consideration, up to a maximum of twenty percent (20%) of the aggregate value of Naming Rights consideration. However, under no circumstance shall such use of barter reduce the revenue recognition by the Operator to the Project except to the extent attributable to Team Revenues earned in connection with such barter transaction. Other than certain barter consideration reserved for Team under the License Agreement, all other revenue and barter consideration, whether by sale, lease, license or otherwise, derived from the grant of Naming Rights to the Facility or any part thereof, that accrues either prior to or following the Operations Start Date shall be Facility Operating Revenue. All revenue in respect of Naming Rights received by Operator prior to the Operations Start Date shall be deposited in the Operating Fund. All expenses incurred in the marketing or sale of Naming Rights for the Facility, or any part thereof, shall be Facility Operating Expenses.

         4.7 Concessions. Subject to the terms of the License Agreement, the Operator or its designee shall have sole control and responsibility and shall have the sole right to operate and/or contract for the operation of Concessions (both fixed and portable) and catering operations at the Facility for the sale of Consumable and Non-Consumable Concessions.

         4.8 Booking. The Operator shall have the duty and sole right to (a) arrange for and otherwise book Events in the Facility (subject to the priority for Hockey Events described in the License Agreement). Operator shall develop and maintain a scheduling system for Events, including County Events, at the Facility.

         4.9 Ticketing. Subject to the rights of the Team to control ticketing for Hockey Events under the License Agreement, Operator shall control and coordinate all ticketing for Events at the Facility and the Arena.

         4.10 Affiliate Contracts. The Operator shall have the right to enter into contracts or transact business with Affiliates without consent of the County to the extent such contract is on commercially reasonably terms and negotiated on an arms length basis. The Operator shall be obligated to provide a copy of any such contract to the County if such Affiliate contract provides for the purchase of goods and services by Operator with a value greater than Sixty Thousand Dollars ($60,000) in any Fiscal Year.

         4.11 Administration. Operator shall have the right to plan, coordinate and administer the operation of the Facility and the Arena, including the coordination of the efforts and all parties involved in Facility operations, establishing and maintaining procedures for payment of Facility Operating Expenses, receipt of Facility Operating Revenues, preparation of budgets and related materials, development and implementation of accounting policies for the Facility, coordination of the work of any party performing services at the Facility, monitoring actual and projected costs of operations, furnishing services, personnel, materials, tools, machinery, equipment and other items necessary to operate the Facility.

         4.12 Changes in Parking Area Configuration. Provided that such changes do not violate conditions of permits or a Development of Regional Impact Order affecting the Project Site or the Facility (or require the approvals of certain other parties under any such permits or Development of Regional Impact Order), Operator may change the design, number or configuration of parking spaces, including spaces allotted to Premium Seating patrons, VIPs, employees and players, with the consent and participation of the Team, in order to enhance the efficient operation of vehicle parking at the Facility.

         4.13 Security and Traffic Control. The parties recognize the obligations of the City pursuant to the Sunrise Letter of Agreement. Both the County and the Operator shall take all necessary action to realize the police, security and on-Site and off-Site traffic control benefits that City has agreed to provide pursuant to the Sunrise Letter of Agreement. Operator shall also provide such traffic control and security as is reasonably necessary to direct traffic to and from Events at the Facility. The City, County and the Operator shall cooperate in good faith to develop a traffic management plan to facilitate the ingress and egress of traffic to and from events at the Facility; provided, however, that the parties are under no obligation under the preceding clause to incur any costs in excess of costs otherwise required by this Agreement. Pursuant to the Sunrise Letter of Agreement, the City has agreed to provide at specified times, among other things, (i) police for traffic management, security and escort services; (ii) a three-person paramedic unit, a hazardous materials response unit, emergency transport from the Facility under certain circumstances and CPR/First Aid training; and (iii) services for maintenance of public streets within the Project Site, solid waste services, utilities and the right to use a billboard.

         4.14 Base Management Fee. Each year during the Term, the Operator shall receive or pay to Arena Management Firm a Base Management Fee for its services under this Agreement. The Base Management Fee shall be payable from Facility Operating Revenue, in accordance with the terms of this Agreement.

         4.15 Incentive Fee. To the extent that the Operator designates a firm other than an Affiliate, then in addition to the Base Management Fee, the Operator may be entitled to pay an incentive fee, which fee shall be subject to negotiation, payable to such firm from Facility Operating Revenue within 30 days after the completion and delivery of the annual Facility audit.

         4.16           Small Disadvantaged Business Enterprise Participation.
On or before the Operations Start Date, Operator shall submit to County a plan in substantially the form attached hereto as Exhibit 4.16 setting forth its goals with respect to Small Disadvantaged Business Enterprise Participation in the operation of the Facility. Operator agrees to cooperate with County in meeting participation goals in the operations of the Facility.

         4.17 Personal Seat Licenses. Upon consent of the Team, Operator shall have the right (either exclusively or in conjunction with Team) to license some or all of the General Seating through the sale of Personal Seat Licenses ("PSL's"). In the event the Operator or Team sells or licenses PSL's prior to the Operations Start Date, Operator shall have the option to use the proceeds collected prior to the Operations Start Date from the sale thereof to redeem or prepay a portion of the Bonds (as described in Section 5.9 but only to the extent permitted in the Plan of Finance attached as Exhibit C to the Development Agreement) or to treat such revenues as Facility Operating Revenues or to treat such revenues in accordance with provisions of
Section 5.10. Revenues from the sale or license of PSL's collected after the Operations Start Date shall be treated as Facility Operating Revenues.

         All expenses incurred by Operator in connection with the exercise of any of its duties, rights or obligations under this Article IV shall be included in Facility Operating Expenses.




                                  ARTICLE V

                             FINANCIAL OBLIGATIONS

         5.1 Facility Operating Revenue. The Operator shall use its good faith best efforts to promptly and diligently collect Facility Operating Revenue and, upon collection, shall deposit all Facility Operating Revenue into the Operating Fund.

         5.2 Distribution of Funds from Operating Fund. The Operator shall distribute funds from the Operating Fund (subject to availability as further described in Section 5.4) in the following order of priority, and at the following times:

                        5.2.1 Operator shall reserve certain Facility Operating Revenue so that it can make payments of the County Preferred Revenue Allocation on or before the debt service payment dates of the Bonds. Such payments shall be made to County within seven (7) days prior to the date of any debt service payment on the Bonds. County shall deliver to the Operator, within thirty (30) days after issuance of the Bonds, a schedule detailing the dates of such debt service payments. Such payments shall be in equal installments in accordance with the annual debt service payments on the Bonds. Making provision for the County Preferred Revenue Allocation shall be first use of Facility Operating Revenue.


                        5.2.2 Second, to the payment of Facility Operating Expenses (except for the Management Fees) payable by Operator in the ordinary course of business, as and when they become due.

                        5.2.3     Third, in payment to the Team, within ninety
                                  (90) days after the end of each Fiscal Year, of any previously advanced yet unreimbursed amount of the County Preferred Revenue Allocation actually paid or advanced by the

                                  Team in that Fiscal Year pursuant to Team's obligations under the Guaranty Agreement.


                   5.2.4 Fourth, in the payment of the Management Fees payable to the Operator within ninety (90) days after the end of each Fiscal Year, except that the payment following the end of the first Fiscal Year shall be prorated for a partial Fiscal Year.


                   5.2.5 Fifth, in payment of the Renewal and Replacement Contribution to the Renewal and Replacement Account, payable annually within ninety (90) days following the end of the Fiscal Year commencing with the first Fiscal Year of the License Term, except that the payment following the end of the first Fiscal Year shall be prorated for a partial Fiscal Year.


                   5.2.6 Sixth, in payment of the Operating Reserve Contribution to the Operating Reserve Account (if required), payable annually within ninety
                                  (90) days following the end of each Fiscal
                                  Year commencing with the first Fiscal Year of the License Term.


                   5.2.7 To the extent there are any remaining funds in the Operating Fund, then to the payment of the Net Operating Income as set forth in
                                  Section 5.3.


         5.3            Distribution of Net Operating Income and Other Funds.
Commencing on the date hereof and continuing through the remainder of the Term, the following payments, distributions and allowances shall be made and the following provisions shall be complied with:

                   5.3.1 Within thirty (30) days after the end of each operating quarter (starting with the second quarter after the commencement of the Term), and to the extent cash available in the Operating Fund exceeds the projected cash requirements reasonably anticipated by Operator for the following quarter, Operator shall cause any Net Operating Income and other funds remaining in the Operating Fund received during such operating quarter to be distributed as follows:

                                  (i)   First, to the extent of the first
                   $14,000,000 of Net Operating Income earned during such Fiscal Year (if any) or other funds remaining in the Operating Fund, Operator shall pay Team 100% of such Net Operating Income or other funds remaining in the Operating Fund;

                                  (ii) Second, to the extent that Net Operating Income or other funds remaining in the Operating Fund exceeds $14,000,000 during such Fiscal Year (if any), Operator shall pay Team eighty percent (80%) and County twenty percent

                   (20%) of such Net Operating Income or other funds remaining in the Operating Fund.


                   5.3.2 Within ninety (90) days after the end of each Fiscal Year, Operator shall reconcile Net Operating Income with the cumulative distributions made pursuant to this Section
                                  5.3 and if Net Operating Income for such Fiscal Year is greater than the cumulative distributions made to Team (and County, if applicable) (without regard to Revenue Advances made pursuant to Section 5.10) Operator shall distribute the remainder of such (i) amounts to Team (and County, if applicable), in accordance with this Section 5.3; (ii) if Net Operating Income for such Fiscal Year is less than the cumulative distributions made to Team (and County, if applicable), Team (and County, if applicable), shall reimburse Operator for the respective amounts received in excess of their shares of Net Operating Income within thirty (30) days upon notification from Operator.


         5.4 Availability of Funds in Operating Fund; Working Capital Loans. The Operator shall have no obligation to distribute or pay any funds described in Section 5.2 in excess of the funds in the Operating Fund at the time payment is required in Section 5.2 above; except that Operator shall make reasonable effort to pay Facility Operating Expenses as they become due in the ordinary course of business. In the event that the Operating Fund does not contain sufficient funds to pay any such Facility Operating Expenses, Operator
(i) shall pay the Facility Operating Expenses from the Operating Reserve Account, to the extent of the funds therein or if Facility Operating Expenses remain due after depletion of the Operating Reserve Account, (ii) may, but shall have no obligation to, pay such Facility Operating Expenses from proceeds of loans to fund Facility Operating Expenses ("Working Capital Loans"). Operator may make such financing arrangements to ensure the availability of Working Capital Loans as it deems necessary or reasonable to fund Facility Operating Expenses; however any such Working Capital Loans shall be on commercially reasonable terms, shall provide for level maturity not in excess of three (3) years, and shall not require the pledge of Facility Operating Revenue as security therefor (except that Operator may pledge Facility Operating Revenues to the extent that such revenues are to be distributed for the payment of Working Capital Loans (as part of Facility Operating Expenses) pursuant to Section 5.2). Notwithstanding anything to the contrary, Operator shall have no obligation to make any financing arrangements for or otherwise provide for Working Capital Loans. All expenses incurred by Operator in obtaining Working Capital Loans, including loan fees, costs and interest expenses and all expenditures made to repay such loans, shall be deemed Facility Operating Expenses.

         5.5 Distribution of Funds from Operating Fund and Renewal and Replacement Account during Abatement Periods. During an Abatement Period, (a) the Operator shall only be required to make distributions from the Operating Fund to the extent of available cash proceeds and in the order set forth in
Section 5.2, and (b) the Operator shall distribute funds from the Renewal and Replacement Account, subject to availability, only to make Additions and Capital Repairs and to repair and/or reconstruct the Facility in accordance with Articles VIII, XII and XIII.

         5.6       Renewal and Replacement Account.

                   5.6.1 Establishment of Account; Payments. The Operator shall establish a Renewal and Replacement Account and shall make deposits to such account in the amount of the Renewal and Replacement Contribution in accordance with
                                  Section 5.2.


                   5.6.2 Fund Investment. All payments by the Operator pursuant to 5.6.1 shall be deposited in a bank located in Broward County approved by the County and the Operator. Funds in such account shall bear interest in amounts authorized by law and all interest earned thereon shall accrue to the benefit of such Account and shall not be included in Facility Operating Revenue.


                   5.6.3 Use of Renewal and Replacement Account. The Renewal and Replacement Account shall be used for Additions and Capital Repairs in accordance with Article VIII and for the purposes described in Articles XII and XIII.


         5.7 Operating Reserve Account. The Operator shall also establish and make payments to the Operating Reserve Account and shall make deposits to such account in the amount of the Operating Reserve Contribution in accordance with Section 5.2. This Account shall be maintained by the Operator, in a bank located in Broward County approved by the County and the Operator. Withdrawals from the Operating Reserve Account shall be solely those authorized by the Operator.

         5.8 Distribution of Funds from Accounts Upon End of Term. Except as otherwise specifically set forth herein, upon termination of this Agreement, all funds remaining in the Accounts shall be distributed as follows:

                   (1) Renewal and Replacement Account Funds: Any funds remaining in the Renewal and Replacement Account shall be distributed first to reduce debt service on the Bonds and to the extent remaining shall be distributed as if such funds were Facility Operating Revenues.

                   (2) Operating Reserve Account: Any funds remaining in the Operating Reserve Account shall be distributed as if such funds were Facility Operating Revenues.

                   (3) Operating Fund: Any funds remaining as Net Operating Income in the Operating Fund shall be distributed in accordance with Section 5.2 and shall be paid without making any other payments required thereunder except for the payment of liabilities incurred for Facility Operating Expenses and Working Capital Loans.

         5.9 Reduction of County Preferred Revenue Allocation. In the event (i) Operator or Team determines, pursuant to Section 4.17, to use the cash proceeds received from the sale of PSL's prior to the Operations Start Date to prepay or redeem a portion of the Bonds; (ii) Project Developer develops the Project for an amount less than the amount set forth in the Land Acquisition and Project Development Budget and such amount is not used to make additional improvements to the Project or (iii) Operator sells the rights to conduct Concessions at the Facility to a third party and the Operator, Team and the County mutually determine to use the proceeds of such sale to redeem or prepay a portion of the Bonds (to the extent permitted in the Plan of Finance attached as Exhibit C to the Development Agreement), then, in any of such events, the County Preferred Revenue Allocation shall be reduced each year during the Term by an amount equal to the amount that the collective amount of the foregoing prepayments or redemptions serves to reduce the yearly debt service payments on the Bonds (the "County Preferred Revenue Allocation Reduction"). Nothing contained herein shall limit Operator's ability to elect to treat any of the foregoing proceeds as provided in Section 5.10.

         5.10 Advances. Notwithstanding any provision of this Agreement, the Operator shall have the right at semi-annual intervals (at least two (2) business days following any debt service payment date on the Bonds) during each Fiscal Year, to make advances and distributions ("Revenue Advances") of any proceeds (whether current, prepaid, or deferred revenues) from the sale, exchange, pledge, use, or grant of licenses of any Facility Rights including but not limited to Naming Rights, PSL's, Premium Seating, concessionaire grants, or any cash proceeds (when considered along with projected Facility Operating Revenues received or anticipated to be received in excess of current year Facility Operating Expenses) to the Team and County (if applicable) as provided herein. Revenue Advances, if any, made to the Team or County pursuant to this
Section 5.10 shall be distributed in by the Operator eighty percent (80%) to the Team and twenty percent (20%) to the County.


                                  ARTICLE VI

                               OWNERSHIP AND USE

         6.1 County Ownership. The Facility and the Project Site have been or are being acquired by the County with funds being made available by the County, and, together with other portions of the Facility and support facilities (including Parking Areas) are or shall be owned by the County. County shall maintain the Project Site and the Facility free and clear of any Impositions during the Term and any Extension Term.

         6.2 County Use. The County reserves the exclusive, non-assignable right to use the Facility for up to 15 County Events in each Fiscal Year (which shall be prorated in any partial Fiscal Year), subject to priority scheduling of all other Events. Any dates not used by County for County Events within the Fiscal Year shall terminate and shall not accrue for use during successive Fiscal Years. All revenue derived in connection with County Events from parking, Consumable and Non-

Consumable Concessions and permitted Temporary Advertising shall be included in Facility Operating Revenue. Ticket and any other revenue including revenue from Temporary Advertising (that is exclusively sold for the County Event) derived from County Events ("County Event Revenue") shall not be included in Facility Operating Revenue and may be collected by Operator and distributed to County upon County's payment to Operator of Event Related Expenses incurred in connection with a County Event. The Operator shall be reimbursed from County funds (or Operator shall have the right to set-off against any revenues in its possession generated in connection with a County Event) for the Event Related Expenses incurred in connection with a County Event on the date of the Event or as specified in any applicable use agreement between the Operator and the County Event sponsor but in no event later than 10 days following the Event. It is understood that in its sales of permitted Temporary Advertising for County Events, the County shall give any exclusive advertiser at the Facility the right of first refusal to purchase any such Temporary Advertising. The County shall maintain such insurance for County Events as provided in Section 11.8.

         6.3 County Access. The County, through appropriate designees, which may change from time to time, reserves the right to enter the Facility during regular business hours solely to conduct fire, safety and health inspections or to exercise County's normal police powers provided (a) the County shall not interfere with the operations of the Facility (b) the County shall not disturb the license or concession rights of others except in compliance with the terms of any such concession or license and (c) the County's inspection rights shall not be deemed to limit in any way Operator's rights to contest the County's findings with respect to such inspections or the exercise of such police powers. Additionally the County may enter the Facility in the case of an Emergency to the extent necessary to make Additions and Capital Repairs in accordance with Section 8.4.


                                 ARTICLE VII

                               RECORDS AND AUDITS

         7.1 Records. For a period of 3 years after the end of the Fiscal Year to which they pertain, the Operator shall keep and maintain complete and accurate Records for the Facility and for the Operator separate and identifiable from its other records. The County (including accountants and attorneys designated by the County) shall be entitled to inspect the Records during the Term of this Agreement and five years thereafter (at the Operator's office, upon not less than 48 hours' notice, and at all reasonable times).

         7.2 Accounting Procedures. It is the intention of the parties to eliminate distortions in the stream of Net Operating Income, so that the exercise of discretion in the timing of receipts and expenditures from year to year is minimized. Accordingly, the accounting system of the Operator shall always be maintained in accordance with generally accepted accounting principles, on an accrual basis, consistently applied.

         7.3            Financial Reports.

                        7.3.1 Audited Reports. Operator shall cause to be prepared financial reports with such information and at such times as required by this Section 7.3. Each financial report shall be prepared in accordance with generally accepted accounting principles. Operator's independent certified public accountant (selected from nationally recognized "big six" public accounting firms) shall be determined by Operator and be reasonably acceptable to Team and County. Operator may terminate its independent certified public accountant and appoint a replacement independent certified public accountant upon the concurrence of Team and if reasonably acceptable to County.


                        7.3.2 Financial Reports. The Operator shall furnish to County and Team the following financial statements:


                                  (a)      As soon as practicable and in any
                                           event by the twentieth (20th) day of
                                           each calendar month during the
                                           Fiscal Year, a statement setting
                                           forth the prior month's Facility
                                           Operating Revenue and Facility
                                           Operating Expenses, expenditures for
                                           Additions and Capital Repairs and
                                           such other information as may be
                                           reasonably requested by County or
                                           Team.

                                  (b)      As soon as practicable and in any
                                           event within forty-five (45) days
                                           after the end of each of the first
                                           three (3) quarters of each Fiscal
                                           Year, a balance sheet of the Facility
                                           as of the end of such quarter, and
                                           statements of income and cash flows
                                           of the Facility for the period
                                           commencing at the end of the previous
                                           Fiscal Year and ending with the end
                                           of such quarter.

                                  (c)      As soon as practicable and in any
                                           event within sixty (60) days after
                                           the end of each Fiscal Year, a
                                           balance sheet as of the end of such
                                           Fiscal year, and a statement of
                                           profit or loss and a statement of
                                           changes of financial condition for
                                           such Fiscal Year, prepared in
                                           accordance with generally accepted
                                           accounting principles and accompanied
                                           by an auditor's report containing an
                                           opinion of the independent certified
                                           public accountant preparing the
                                           report, which shall be a firm of
                                           national reputation selected by
                                           Operator.

         7.4 Additional County Audits. At the option of the County, in addition to the annual audit, the County may conduct an audit or examination of the books, records, accounts and financial statements, or any part of such Facility records of the Operator, at any time upon reasonable notice to the Operator, any such examination or audit to be made solely at the cost of the County. The

County acknowledges that certain Operator records or information relating to the use, management or operation of the Facility examined or obtained hereunder, by the County, are considered "Trade Secret Information" pursuant to F.S. 815.045 and that any such information is proprietary, and expressly made confidential and exempt from the public records law. The County acknowledges and agrees that disclosure of any such Trade Secret Information to another person would negatively impact the business interests of the Operator and Team in the marketplace. County further covenants and agrees that at all times during the Term and any Extension Term, County shall (i) hold the Trade Secret Information in confidence and refrain from disclosing the Trade Secret Information or transmitting any Trade Secret Information to any other Person; (ii) use the Trade Secret Information solely in connection with this Agreement and for no other purpose; and (iii) take all precautions necessary to ensure that Trade Secret Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior consent of Operator and Team. The County further covenants and agrees to notify the Operator if County receives a request for disclosure of any Trade Secret Information so that Operator may vigorously defend any claims or disputes arising from efforts by others to cause such Trade Secret Information to be disclosed as a public record. The County further agrees to amend this Agreement as necessary to further protect Trade Secret Information.

         7.5 Underreporting of Facility Operating Revenue. In the course of the preparation of the annual audited financial statements for the Facility, in the event that Operator or its independent certified public accountant determines that an underreporting of Facility Operating Revenue occurred during the previous Fiscal Year in an amount in excess of 7.5% of the Revenue sums due Facility from Team during the previous Fiscal Year, then in such event Operator shall diligently pursue reconciliation of such discrepancy. In such event, the Operator shall, promptly upon becoming aware of such discrepancy, notify the County of such discrepancy.


                                 ARTICLE VIII

                    ADDITIONS AND CAPITAL REPAIRS; EMERGENCY

         8.1 Operator. The Operator shall have the right to make Additions and Capital Repairs to the Facility if (a) necessary to comply with governmental requirements; (b) requisite for the safe operation of the Facility or its maintenance or repair; (c) required by any agreement approved by the County; or (d) in the Operator's opinion such Additions and Capital Repairs will improve the Facility, maximize Facility Operating Revenues or reduce Facility Operating Expenses. Except in the case of an Emergency Expenditure as described below, the Operator may not make or permit Additions and Capital Repairs to the Facility if construction of the Additions and Capital Repairs would unreasonably interfere with (i) Home Games or the Team's Areas, without the prior approval of the Team or (ii) County Events, without the prior approval of the County. Upon installation, the Additions and Capital Repairs shall become a part of the Facility and the property of the County, as applicable. Subject to the foregoing, the Operator may use funds available in the Renewal and Replacement Account to pay for Additions or Capital Repairs. However, Operator may not use funds from any other Account to pay for Additions and Capital Repairs without prior written consent of County except in the case of an Emergency, when the Operator may make Emergency Expenditures from funds available in any Account to the extent Operator deems such Emergency Expenditures necessary in its reasonable discretion. Notwithstanding the above, the County shall have the right to review, comment upon and approve the construction plans and specifications for any Additions and Capital Repairs with an aggregate cost in excess of $100,000.00 and, upon completion, County shall be provided a copy of the "as built" construction plans. Additionally, the Operator shall keep the Facility free from, and shall indemnify the County with respect to all Liens incurred or permitted by the Operator or incurred or permitted by any licensee or lessee. If within sixty (60) days following the filing or other assertion of any such Lien, the Operator does not cause such Lien to be released in a manner satisfactory to the County (such as by posting a bond or other acceptable security), the County shall have the right but not the obligation to cause the Lien to be released by any means the County deems proper including, without limitation, payment of the Lien. All reasonable sums paid and expenses incurred by the County in connection therewith including, without limitation, reasonable attorneys' fees and costs, shall be Facility Operating Expenses payable by the Operator to the County upon demand plus interest at the Premium Rate computed from the date any such sum was paid by the County.

         8.2 Incremental County Preferred Revenue Allocation. In the event that Project cost overruns occur as set forth in the Development Agreement, or the Operator determines that certain capital or other infrastructure improvements at the Facility are necessary for the prudent and efficient operation of the Facility, then Operator shall propose and Board may, subject to debt capacities, use diligent, good faith efforts to facilitate the financing and construction of such improvements. The Board, subject to necessary Board approvals from time to time, shall utilize diligent, good faith efforts to secure such financing at the lowest cost of capital, whether taxable or tax-exempt, and may identify legally available non-ad valorem revenue sources which could be contributed to assist or enable the underwriting or credit enhancement of the financing. Upon completion of such improvements, Team is obligated pursuant to the License Agreement to pay supplemental rent to Operator, when considered along with County sources, if any, (subject to adjustment for certain federal income tax considerations relating to the Bonds), in an amount equal to the cost of such additions or improvements including interest on the financing of such additions or improvements, amortized over the remainder of the License Term or such other term as mutually agreed by the Operator, County and Team. Operator shall pay any such supplemental rent to County as an Incremental County Preferred Revenue Allocation.

         8.3 Operator Right to Finance Additions. Operator shall have the right to issue private debt for its construction of Additions, Capital Repairs or other improvements on the Project Site and/or improvements and enhancements related to traffic and transportation ("Operator Improvement Debt"). Operator may use any revenues attributable to Seat Use Charges as the sole source for repayment of the Operator Improvement Debt.

         8.4 County. County shall have no right to make Additions and Capital Repairs or other repairs to the Facility unless an Emergency exists and, in the County's reasonable discretion, the

Operator has not taken action necessary to preserve the Facility. To the extent time is available, County shall contact Operator prior to the County's making any expenditure, Additions or Capital Repairs or other repairs to the Facility pursuant to this Section to discuss Operator's actions taken or to be taken with respect to the Emergency and to attempt to avoid duplication of efforts. Any expenditure made by County pursuant to this Section shall be reimbursed by Operator to County as an Emergency Expenditure. Depending on the nature of the expenditure, such expenditures shall be a Facility Operating Expense payable from the Operating Fund or an expenditure payable from the Renewal and Replacement Account.


                                  ARTICLE IX

                                 IMPOSITIONS

         9.1 General. Subject to the County's obligations under Sections 9.3 and 9.4, and the availability of funds as described in 5.2, the Operator shall pay or cause to be paid any and all Impositions that accrue during the Term of this Agreement, as and when they become due and payable, and before any fine, penalty, interest or cost may be added thereto or become due or be imposed by operation of law for the nonpayment thereof. Any Imposition that includes a period of time prior to the Expiration Date (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or become a lien upon the Facility, or shall become payable, during the Term hereof) shall be prorated between the County and the Operator so that the County shall pay the portion of Imposition applicable to the period after the Expiration Date, and the portion of Imposition applicable during the Term of this Agreement shall be paid by the County and the Team in accordance with their respective shares of Net Operating Income in effect immediately prior to the Expiration Date.

         9.2 Permitted Contests. The Operator may contest the legal validity or amount of any Imposition for which the Operator is wholly or partially responsible hereunder and may institute such proceedings as it considers necessary therefor without undue delay and shall prosecute such proceedings to a final determination with reasonable dispatch. If the Operator contests any Imposition, the Operator shall notify the County and may withhold or defer payment or make payment of the Imposition under protest so long as such withholdings or deferrals do not subject the Facility to a non-curable forfeiture or sale without right of redemption. The County shall cooperate reasonably in any permitted contest and shall execute any documents or pleadings reasonably required for such purpose. Any proceedings to contest the validity or amount of an Imposition or to recover any Imposition paid by the Operator shall be prosecuted by the Operator. All costs and expenses described in this Section shall be Facility Operating Expenses.

         9.3 Ad Valorem Tax Imposition. It is acknowledged by the parties that the County and Team have based their projections and assumptions as to sharing of Net Operating Income, described herein, on the basis that there will be no levy of County, City, school district, water management district or any other form of ad valorem taxes on the Facility or its operations, including the License

Agreement, by reason of exemption from ad valorem taxes set forth in Sections 196.199(2) and 196.102(6) Florida Statutes. Accordingly, if County, City, school district, water management district, or any other form of ad valorem taxes are subsequently assessed against the Facility or its operations, including the License Agreement, and after contest of such taxes through such efforts as Team or Operator shall deem sufficient to determine that such taxes are declared validly assessed against the Facility or its operations, then this Agreement and the License Agreement shall be amended in the following manner:

                   Said ad valorem taxes (paid by the Operator in respect of the Facility, whether County, City, school district or water management district portion) will constitute an Operator credit against the County Preferred Revenue Allocation (and a credit against any obligation of the Team under the Guaranty Agreement, if applicable), and accordingly the County Preferred Revenue Allocation shall be reduced in that and subsequent Fiscal Years by an amount equal to such County and City ad valorem taxes based on the November discounted amount (as if such taxes were paid in November, regardless of when paid), plus interest thereon from the November date at the Premium Rate.

         The parties agree to execute the required amendments to this Agreement, when and if required, to effectuate the contingent events set forth in this Section.

         9.4 Exclusive Taxes and Special Assessments. If, in the future, the County imposes any form of tax and/or special assessment, which is exclusively imposed or levied on the Facility or the License Agreement and that will be assessed on Hockey Tickets, or tickets to other Events, Concessions, parking, Rent or other revenue streams of the Facility or its tenants or licensees including the Team or the Operator, then the County Preferred Revenue Allocation (and any obligation of the Team under the Guaranty Agreement, if applicable) in that Fiscal Year and to the extent necessary to provide proper credit to Operator in subsequent Fiscal Years, shall be reduced by an amount equal to the aggregate amount of exclusively imposed taxes plus interest thereon at the Premium Rate from the date when paid. For purposes of this Agreement, an "exclusively imposed or levied tax" shall mean any tax and/or special assessment that generates more than twenty percent (20%) of its composite collections from the Facility or the operations at the Facility.

         The parties agree to execute the required amendments to this Agreement, when and if required, to effectuate the contingent events set forth in this Section.


                                  ARTICLE X

                                INDEMNIFICATION

         10.1 Indemnification of County. Operator shall defend, indemnify and hold harmless County and its elected officials, agents, officers and employees (collectively, "County Indemnitees") from and against any and all demands, losses, judgments, damages, suits, claims, actions, liabilities and expenses (including, without limitation, all attorneys fees and expenses), in law or in equity, of every kind and nature whatsoever, for bodily injury, death or damage to property, which any County Indemnitees may suffer or sustain or which may be asserted or instituted against any of the County Indemnitees resulting from, arising out of or in connection with (except to the extent caused by County's gross negligence or wilful misconduct with respect to any injury to or death of any individual person or with respect to damage to or destruction of property) (i) injury to or death of any individual person or damage to or destruction of property caused by Operator's use or occupancy of Facility (or any portion thereof), including without limitation, the conduct or management of its business in any portion of the Facility and its management and operation of the Facility, (ii) the breach by Operator of any warranty, representation or covenant made in this Agreement, or (iii) any violation of any copyright, patent, service mark, trade name or trademark by Operator.

         10.2 Indemnification of Operator. County shall defend, indemnify and hold harmless Operator, its agents, directors, partners, shareholders of the Operator's general partner, officers and employees (collectively "Operator Indemnitees") from and against any and all demands, losses, judgments, damages, suits, claims, actions, liabilities and expenses, (including without limitation, all attorneys fees and expenses) in law or in equity, of every kind and nature whatsoever, for bodily injury, death or damage to property, which any Operator Indemnitees may suffer or sustain, or which may be asserted or instituted against any of the Operator Indemnitees, resulting from, arising out of or in connection with (except to the extent caused by Operator's gross negligence or wilful misconduct with respect to any injury to or death of any individual person, or with respect to damage to or destruction of property) (i) injury to or death of any individual person or damage to or destruction of property arising from County's ownership, construction, use, operation, maintenance or occupancy of the Facility (or any portion thereof) including, without limitation, the conduct of any County Events in the Facility, or any part thereof or of any County business; (ii) County's use or occupancy of the Facility (or any portion thereof) in violation of this Agreement; (iii) the breach by County of any its warranties, representations or covenants made in this Agreement; (iv) all environmental liabilities arising out of, in connection with, or relating to any environmental condition of the Facility, even if discovered prior to commencement of the Term, unless such environmental condition was caused by Operator Indemnitees; (v) the performance of any labor or services or the furnishing of any materials or other property in respect to the Facility; (vi) any violation of any copyright, patent, service mark, trade name or trademark by County; and (vii) any acts or omissions of any County Indemnitees. Operator acknowledges that County's obligations to indemnify shall be limited to the extent of County's insurance and as provided by Florida law.

         10.3 Insurance. The County acknowledges that it shall look first to the proceeds of any insurance policies maintained by Operator pursuant to Article XI for recovery in respect of the obligations of the Operator under this Article X and, if such proceeds are insufficient, then to Operator.

         10.4 Claims. If any claim, action or proceeding is made or brought against the County as to which the Operator is to indemnify the County as required by this Article X, then upon demand by the County, the Operator shall resist or defend such claim, action or proceeding in the County's name, if necessary, by the attorneys for the Operator's insurance carrier (if such claim, action or proceeding is covered by insurance). Notwithstanding the foregoing, after notice to the Operator, the County may engage its own attorneys to defend it or to assist in its defense, and the County shall pay the reasonable fees and disbursements of such attorneys. Any and all costs and expenses incurred by the Operator to discharge its obligations under this Article X shall be included as Facility Operating Expenses; provided, however, that any expenses resulting from an Event of Default by the Operator shall not be included as Facility Operating Expenses and shall be paid by the Operator from its own funds; and provided, further, that any expenses resulting from an Event of Default by the County shall not be included as Facility Operating Expenses and shall be paid or reimbursed by the County from its own funds.

                                  ARTICLE XI

                                   INSURANCE

         During the term of this Agreement, the Operator (and County to the extent provided in Section 11.8) shall cause to be maintained the following insurance:

         11.1 Casualty. Insurance against loss or damage to the Facility resulting from fire, earthquake, windstorm, hail, lightning, vandalism, malicious mischief, flood and such other perils ordinarily included in special all-risk extended coverage insurance policies. Such insurance shall be maintained in an amount not less than the then full replacement cost of the Facility, the equipment and machinery therein and including any costs which may be required to comply with applicable governmental requirements. Full replacement cost shall be determined at reasonable intervals at the request of the County by appraisal by the Operator's insurer or other appraiser mutually acceptable to the Operator and the County.

         11.2 Business Interruption. Use and occupancy or business interruption or lost income insurance against the perils of fire, earthquake, windstorm, hail, lightning, vandalism, malicious mischief, flood and such other perils ordinarily included in "special all-risk extended coverage" insurance policies, in an amount equal to not less than estimated Facility Operating Revenues less non-continuing expenses (assuming for the purposes of such estimate that no business interruption occurred), for the period of time estimated to repair or rebuild the Facility after substantial damage to the Facility.

         11.3           Liability.   Commercial general liability insurance with
a broad form general liability endorsement which shall provide coverage against claims for personal injury, death and property damage resulting directly or indirectly from any act or activities (in connection with the Facility) of the County, the Operator, any of their respective invitees, officers, partners, shareholders of partners, officers, employees, agents, independent contractors or any other person acting for the County or the Operator or under their respective control or direction (including liabilities for injuries or damages alleged to have resulted from the Operator's sale and/or dispensing of alcoholic beverages). Such insurance shall be maintained in full force and effect during the term of this Agreement in an amount of at least Twenty-Five Million Dollars ($25,000,000) (provided that the Operator shall be entitled to maintain a lesser amount if such lesser amount is maintained in comparable facilities at which NHL teams play and the County is notified of such lesser amount and fails within twenty (20) Business Days after receipt of such notice to object and submit to ADR the adequacy of such lesser amount) combined single limit, naming the County, and its officers, the Operator, and their respective invitees, licensees, employees, agents, independent contractors or any other person acting for the County or the Operator or under their respective control or direction, as additional insureds. This Section 11.3 shall not limit in any way the extent to which the Operator may be held responsible for the payment of damages to persons or property resulting from the Operator's activities, the activities of its invitees, employees, licensees, agents or independent contractors, or the activities of any other person or persons for whom the Operator otherwise is legally responsible.

         11.4 Workers Compensation. Worker's compensation insurance complying with the statutory requirements of the State of Florida to insure all persons or entities employed by the Operator in connection with the Facility. Operator shall also purchase and maintain Employer's liability coverage for no less than $1,000,000 each accident, $1,000,000 disease each employee and $1,000,000 disease policy aggregate.

         11.5 Builder's Risk or Installation Floater. During construction of Additions and Capital Repairs, in addition to (but not in duplication of) the other insurance coverages required under this Article, standard "all risk" builder's risk or installation floater insurance written on a completed value basis and including comprehensive liability insurance, in an amount not less than the projected total cost of construction of the Additions and Capital Repairs as reasonably estimated by the Operator not more than sixty
(60) days prior to commencement of construction and as thereafter revised from time to time by the Operator during the course of such construction.

         11.6           Other.    Such other insurance coverages and in such
amounts as from time to time may be reasonably desired by Operator to insure against such other insurable hazards as are customarily insured against in the case of similar multipurpose sports and entertainment facilities.

         11.7           Provisions.

                        11.7.1 All required insurance shall be primary coverage and shall be for the benefit of the Operator and the County.


                        11.7.2 All required insurance shall be reviewed periodically by the Operator, and in any event at least every three years, for the purpose of determining whether to increase or decrease the minimum limits and deductibles of such insurance to amounts which may be reasonable and customary for facilities of like size and operation to the Facility.

                   11.7.3 All required insurance shall be obtained from a financially sound insurance company, rated not less than B+ XII in Best's Rating Guide, authorized to do business in the State of Florida.


                   11.7.4 All required insurance shall provide that the waiver of recovery (subrogation) provided in
                                  Section 11.9 shall not invalidate or have any adverse effect on the liability of the insurer.


                   11.7.5 All required insurance shall provide that such policies or certificates shall not be cancelled or materially changed without the consent of the County which shall be given notice of an intent to cancel or materially change said insurance at least thirty (30) days' prior written notice to the County.


                   11.7.6 Prior to the Operations Start Date, the Operator shall provide the County with a copy of property policies covering the facility together with certificates of insurance from the companies issuing other policies required by this Agreement, indicating that such required insurance coverage provided by such policies is in place. At least ten (10) days prior to the expiration of any such property policy, a copy of the renewal policy shall be provided to the County and renewal certificates of insurance will be provided on such other insurance coverages.


         11.8 Insurance for County Events. County acknowledges and agrees that prior to scheduling a County Event, County shall obtain or Operator shall purchase as a County Event Related Expense comprehensive general liability insurance which shall provide coverages against claims for personal injury, bodily injury, death and property damages arising from the conduct of the County Event at the Facility or the negligence or misconduct of County, its employees, agents, independent contractors, co-promoters or any other person acting on behalf of County. The policy shall have minimum limits of liability of $1,000,000 combined single limit each occurrence, $2,000,000 aggregate. The insurance required under this Section 11.8 shall in all events comply with the requirements of Article XI. Notwithstanding the foregoing, the County, upon written notification to the Operator and upon compliance with such other reasonable requirements of Operator (including the requirement for County to provide security for its obligations) at least fifteen (15) days prior to any County Event, may elect to self insure for such County Event. In such event, County shall be obligated to pay any and all amounts and provide any other services (including the duty to defend Operator and Team) to Operator which an insurer would be required to pay or provide under the insurance coverages otherwise required under this Section and County shall pay and/or provide such services within the time periods required under standard insurance coverages. Any failure by County to pay and/or perform as provided herein shall be deemed a default by County and shall entitle Operator to exercise its rights with respect to the security provided by County pursuant to this Section or to exercise any other rights under this Agreement.

         11.9 Waiver of Recovery. Neither the Operator nor the County shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to property or injury to persons, or any resulting loss of income, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if and to the extent any such loss or damage is covered by insurance benefiting the party suffering such loss or damage.

         11.10 Failure to Maintain Insurance. If the Operator fails or refuses to procure or maintain the insurance required by this Article, after notice to the Operator, the County shall have the right, at its election, to procure and maintain such insurance, in which event, any reasonable premium paid by the County, plus interest at the Premium Rate computed from the date such premium is paid by the County, shall be due and payable by the Operator as a Facility Operating Expense to the County on the first day of the month following the date on which such premium was paid. The County shall give prompt notice of the payment of any premium stating the amount paid.

         11.11 Proceeds Disposition. All insurance proceeds with respect to loss or damage to the Facility shall be payable, under the provisions of the policy of insurance, into the Renewal and Replacement Account. All insurance proceeds from any other insurance policies maintained hereunder shall be payable into the Operating Fund.


                                 ARTICLE XII

                             DAMAGE OR DESTRUCTION

         12.1           Adequately Insured Damage.  Subject to the provisions of
Section 12.2 and Section 12.3, if the Facility is damaged or otherwise destroyed and such damage or destruction was caused by a casualty covered under an insurance policy maintained by the Operator as required hereunder, all insurance proceeds paid under such insurance policies ("Insurance Proceeds") shall be deposited into the Renewal and Replacement Account and, if such proceeds are sufficient to restore the Facility in the reasonable estimation of Operator, shall be used by the Operator to repair such damage or destruction as soon as reasonably possible, and this Agreement shall continue in full force and effect. Such restoration shall be in compliance with applicable governmental requirements. All such restoration shall be performed under the joint supervision of the County and the Operator.

         12.2 Insurance Deficiency and Termination. Subject to the provisions of Sections 12.3 and 12.4, if the Facility is damaged or otherwise destroyed by a casualty not covered under an insurance policy or, if so covered, the Insurance Proceeds are insufficient, in the reasonable estimation of Operator, to pay the costs of restoration, and if there are funds in the Renewal and Replacement Account in an amount sufficient, in the reasonable estimation of Operator, to pay the costs of restoration that exceed the Insurance Proceeds (the "Insurance Deficiency"), the Operator shall repair, or cause to be repaired, the damage or destruction as provided in Section 12.1. If Renewal and Replacement Account funds are insufficient to pay the Insurance Deficiency, then, within thirty (30) days after the date such damage or destruction occurred (the "Destruction Date") the Operator shall provide the County written notice of the Operator's election either (a) to utilize the Insurance Proceeds and such funds as are available in the Renewal and Replacement Account plus the Operator's own funds (and not Facility Operating Revenue) to pay the costs of restoration, or
(b) to terminate this Agreement. In the event the Operator elects to utilize Insurance Proceeds, funds as are available in the Renewal and Replacement Account and its own funds to restore the Facility to the state in which it existed prior to such damage or destruction, the Term of this Agreement shall be suspended during such restoration, as provided in Section 12.5. In the event the Operator is entitled to and does elect to terminate this Agreement, the County shall have the right (within thirty (30) days after receipt of such notice of the Operator's election to terminate) to issue notice to the Operator of the County's intention to pay the Insurance Deficiency, in which event, the County shall commit in writing to deposit the amount of the Insurance
Deficiency into the Renewal and Replacement Account and shall deposit such amount into the Renewal and Replacement Account within ten (10) days of its written commitment. Thereafter, the Operator's election to terminate shall be deemed rescinded and void, and the Operator shall effect the restoration of the Facility as provided in Section 12.1. If the County does not issue such notice of its intention to pay such Insurance Deficiency within thirty (30) days after receipt of the Operator's election to terminate, this Agreement shall be terminated at the expiration of such thirty-day period, and the Insurance Proceeds, if any, shall be deposited into the Renewal and Replacement Account for distribution as provided in Section 12.4.

         12.3 End of Term. If the Facility is destroyed during the last two Fiscal Years of the term hereof, then notwithstanding any contrary provision of this Article, by notice to the County within thirty (30) days after the Destruction Date, the Operator may terminate this Agreement, whereupon the Insurance Proceeds, if any, shall be deposited into the Renewal and Replacement Account and shall be distributed pursuant to Section 12.4.

         12.4 Distribution. In the event this Agreement is terminated pursuant to Section 12.2 or 12.3, and notwithstanding any provisions of Article V to the contrary, any funds in the Renewal and Replacement Account after the deposit of any Insurance Proceeds therein pursuant to this Article shall be distributed to the County and applied by the County to reduce debt service on the Bonds. Any funds in other Accounts shall be distributed in accordance with
Article V, and funds in the Operating Reserve Account should be distributed as of such funds were part of the Operating Fund.

         12.5 Abatement. In the event of any damage or destruction rendering a substantial portion of the Facility unusable, the period during which a substantial portion of the Facility remains unusable shall be an Abatement Period.

                                 ARTICLE XIII

                                EMINENT DOMAIN

         13.1 Substantial Taking. If the Facility is taken by right of eminent domain, with or without litigation, or transferred in lieu of or under threat of such action (any such action to be referred to herein as a "Taking"), and the Taking is a "Substantial Taking," the Operator shall have the right, at its option, exercisable at any time within the ninety (90) days after the official written notice of the Taking and its scope is issued by the condemnor and received by the Operator and the County (the "Taking Date"), to terminate this Agreement, in which event, the parties shall be released from all future liability hereunder (such release to be effective upon the termination of this Agreement pursuant to this Section, provided, however, that no party shall be released from any liability hereunder that has accrued on or before such termination.) The payment or other award from the condemnor attributable to the value of any improvements on the Project Site ("Award") shall be deposited into the Renewal and Replacement Account. As used in this Section, "Substantial Taking" means a Taking of the Facility that in the reasonable estimation of Operator, will deprive the Facility of the substantial economic benefits to be derived from the operation thereof.

         13.2           Partial Taking.

                        13.2.1 If the Facility is the subject of a Taking which is not a Substantial Taking or if a Substantial Taking occurs but this Agreement is not terminated as provided in Section 13.1, then as soon as reasonably possible, the Operator shall restore the remainder of the Facility using the proceeds available from the Award, and this Agreement shall continue in effect. Such restoration shall be in accordance with plans approved by the County and in compliance with then applicable governmental requirements. All such restoration shall be performed under the joint supervision of the County and the Operator.


                        13.2.2 If (a) the Facility is to be restored as provided in Section 13.2.1, (b) the Award is insufficient to pay the costs of such restoration in the reasonable estimation of Operator, and (c) funds in the Renewal and Replacement Account are sufficient to pay the amount by which such costs of restoration exceed the Award ("Condemnation Deficiency"), the Operator shall restore the Facility using available proceeds as provided in Section
                                  13.2.1.  If the Renewal and Replacement
                                  Account is insufficient to pay the
                                  Condemnation Deficiency, within ninety (90) days after the Taking Date the Operator shall provide the County written notice of the Operator's election either (a) to utilize the Award and such funds as are available in the Renewal and Replacement Account plus the Operator's own funds (and not Facility Operating Revenue) to pay the costs of such restoration, or (b) to terminate this Agreement. In the event the Operator is entitled to and does elect to terminate this Agreement, the County shall have the right (within ten (10) days after receipt of such notice of the Operator's election to terminate) to issue notice to the Operator of the County's intention to pay the Condemnation Deficiency, in which event, the County shall deposit the amount of the Condemnation Deficiency within ten (10) days of such notice, and thereafter the Operator's election to terminate shall be deemed rescinded and void, and the Operator shall effect the restoration as provided in Section 13.2.1. If the County does not give such notice of its intention to pay such Condemnation Deficiency within ten (10) days after receipt of the Operator's election to terminate or does not deposit the Condemnation Deficiency into the Renewal and Replacement Account at the time described above, this Agreement shall be terminated at the expiration of such ten day period, or after the time required for the deposit of the Condemnation Deficiency, as applicable, and the Award shall be deposited into the Renewal and Replacement Account for distribution pursuant to Section 13.4.


         13.3 End of Term. If a Substantial Taking occurs during the last two Fiscal Years of the term hereof, then notwithstanding any provision of this Article to the contrary, by notice to the County within thirty (30) days after the date of the Taking, the Operator may terminate this Agreement whereupon the Award shall be deposited into the Renewal and Replacement Account and shall be distributed pursuant to Section 13.4.

         13.4 Distribution. In the event this Agreement is terminated pursuant to Section 13.1, 13.2 or 13.3, and notwithstanding any provision of
Article V to the contrary, any funds in the Renewal and Replacement Account after the deposit of the Award pursuant to this Article XIII shall be distributed to the County and applied to reduce debt service on the Bonds. Any funds in other Accounts shall be distributed in accordance with Article V and funds in the Operating Reserve Account shall be distributed as if such funds were part of the Operating Fund.

         13.5 Abatement. In the event of a Taking rendering a substantial portion of the Facility unusable, the period during which a substantial portion of the Facility remains unusable shall be an Abatement Period.

         13.6 No Condemnation by County. Notwithstanding the foregoing or any provision of this Agreement, the County covenants, warrants, represents and agrees that it shall not at any time during the Term initiate, engage in, undertake, attempt or pursue either singly or in combination with any other governmental entity(ies) a condemnation proceeding by right of eminent domain of any portion of the Facility.

                                 ARTICLE XIV

                            ASSIGNMENT AND TRANSFER

         14.1 Right to Assignment. The Operator shall have the right to assign this Agreement i) in connection with the sale of Team in compliance with NHL requirements (the Team or Operator shall provide the County with a copy of the transfer application at the time it is submitted to the NHL) to any Person who thereafter shall control or be under common control with the Team (or the Person which owns the Franchise), ii) to a Public Entity Assignee and iii) to a Person with a fair market value net worth of at least Ten Million Dollars ($10,000,000) (including the net worth of such Person's affiliates) which has experience in the ownership or management of at least one multipurpose arena of at least 10,000 seats for at least five years, whether such experience is that of the Person directly or of its principals, agents or employees. Any transferee or purchaser of the Team's Franchise or the Public Entity Assignee shall take subject to and must assume all of the obligations of the Operator under this Agreement. The Operator or Team shall require the transferee or the Public Entity Assignee to execute an Assignment and Assumption Agreement in such form and content as is reasonably acceptable to the County and Operator. Any such transfer shall conform to the terms and restrictions of the License Agreement and this Agreement. Except for the foregoing, the Operator shall not assign or transfer its rights or interests in this Agreement without the prior written consent of County.

         14.2 Prohibition Against Assignment of Agreement or Transfer of the Facility by the County. The County shall not transfer or attempt to transfer this Agreement or any rights herein, and any such transfer or attempted transfer shall be void.


                                  ARTICLE XV

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         15.1 County Representations, Warranties and Covenants. The County represents, warrants and covenants to the Operator the following:

                        15.1.1 Authority. The County has full power and authority to enter into this Agreement, and the execution, delivery, and consummation of this Agreement by the County have been duly authorized.


                        15.1.2 No Conflicts. The execution, delivery and performance of this Agreement, does not conflict with any other agreements, instruments, judgments or decrees to which the County is a party or is otherwise subject.

                   15.1.3 No Violation of Laws. Neither the execution, delivery nor performance of this Agreement by the County violates or will violate the County Charter, the County Code or any ordinance or resolution of the County. The County has received no notice as of the date of this Agreement asserting any noncompliance in any material respect by the County with applicable statutes, rules and regulations of the United States of America, the State of Florida, the County, or of any other state or municipality or agency having jurisdiction over and with respect to the transactions contemplated in and by this Agreement; and the County is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.


                   15.1.4 Litigation. No suit is pending before or by any court or governmental body seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the use and operation of the Facility as contemplated herein.


                   15.1.5 Project Site Possession and Title. The rights of the Operator pursuant to this Agreement, and the Operator's peaceful use and quiet enjoyment of the Facility as provided in this Agreement, shall not be diminished, impaired or disturbed in any way by any lien, encumbrance, easement, right-of-way, covenant, condition, restriction, defect, invalidity or any other matter adversely affecting the County's rights of possession in, or title to, the Project Site, or by any other insufficiency, limitation, restriction or defect in the rights of the County to possess and reasonably use the Project Site or its ownership or title thereto (collectively "Title Exceptions"). The County shall pay and be responsible for all liabilities, losses, damages, costs, expenses and charges including, without limitation, reasonable attorneys' fees and costs, that may be incurred or suffered by the Operator as a result of any Title Exceptions, none of which shall be treated as Facility Operating Expenses.


                   15.1.6 Utility Rates. The County will use its best efforts to negotiate long-term discounted utility charges from public and private utilities which will provide water, sewage, gas, electric and waste handling and recycling services to the Facility. The County and Operator acknowledge that the City is separately obligated to perform certain of these services pursuant to the Sunrise Letter of Agreement.

                   15.1.7 Non-Competition. During the term of this Agreement, except as provided herein, the County agrees that it shall not directly or indirectly, own, manage, operate, control, finance, sponsor, develop, provide County-owned land for or in any other way participate in or cooperate with any indoor or outdoor sports entertainment or multi-use arena with an attendance capacity of 5,000 to 30,000 and located within Broward County ("Competing Facility") to which the general public is invited with or without charge for concerts, sports, entertainment and other events of the kind typically booked at arenas comparable to the Arena in the ordinary course of operations thereof ("Comparable Events"). This covenant shall not apply to the following:


                                  (a)  the Broward Convention Center, or the
                                       expansion thereof;

                                  (b)  the Broward Center for the Performing
                                       Arts, or the expansion thereof;

                                  (c)  a facility for major or minor league
                                       baseball;

                                  (d) events in the County's regional parks and all uses and practices of the County presently in effect with respect to public events in public places of the County; and

                                  (e)  any other facility that does not book
                                       Comparable Events.

                   15.1.8 No Arena Use by the County Which is Competitive With Use by Operator. The County shall use the Arena only for County Events and celebrations (a) which do not feature performers or performances which are normally booked in arenas comparable to the Arena and
                                  (b) for which ticket prices are less (when compared nationally with reference to industry guides) than those typically charged for Comparable Events ("Non-Commercial Events"). The County will not use the Communication System in the Arena for announcement of any event other than Non-Commercial Events and public service announcements.


         15.2 Enforcement. The County agrees that the rights conveyed by Section 15.1.7 are of a kind for which there is no adequate remedy at law and for which money damages will not be adequate compensation.
Therefore, the County agrees that, if the County breaches the covenants of
Section 15.1.7, the Operator shall have the right, to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the County to perform the covenants contained in Section
15.1.7. The covenants of the County in each subsection of Section 15.1.7 shall each be construed as an agreement independent of any other provision in this Agreement. The Team shall be entitled to rely upon and enforce this Section as a third party beneficiary. Any and all reasonable costs paid or incurred by the Operator or the Team to enforce the provisions of Section 15.1.7 shall be payable by Operator as Facility Operating Expenses but shall be reimbursed to Operator by County from County's own funds. Any and all amounts received by the Operator or the Team pursuant to the enforcement of such provisions less any amounts paid or incurred by the Operator or the Team to enforce such provisions and not reimbursed pursuant to the preceding sentence shall be payable to Operator or Team as applicable and shall not be deposited into the Operating Fund nor be Facility Operating Revenue.

         15.3 Optional Remedy of Operator. In the event that the County should violate the covenants of Section 15.1.7, if the Operator seeks and fails to obtain injunctive relief, then the Operator shall, at its option and for as long as the County is operating a Competing Facility, be entitled to receive payment from the County in an amount equal to the gross receipts of the County from such Competing Facility, provided that the aggregate of all such payments from the County to the Operator shall not exceed such gross receipts. The parties agree that if the County were to breach Section 15.1.7, the aggregate damages arising from such breach would be substantially incapable of estimation due to the lost value attributable to the adverse consequences such a breach would have on the Operator and that the amount set forth in this Section constitutes the best, reasonable and objective estimate of the damages that would be incurred in the event the County were to breach Section 15.1.7.

         15.4 Severability. If and to the extent that a court of competent jurisdiction determines that any provision of this Section or part thereof is unenforceable, whether by virtue of excessive scope, geographical limitation, term or otherwise, such provision or part thereof shall be interpreted so as to delete that portion of the provision which exceeds the maximum legal prohibition or otherwise to modify such provision in such a manner so as to make this Agreement, as so modified, enforceable.

         15.5 Operator Representations, Warranties and Covenants. The Operator represents, warrants and covenants to the County the following:

                        15.5.1 Organization. The Operator is a limited partnership, duly organized and validly existing under the laws of the State of Florida; and it has all requisite power and authority to enter into this Agreement.


                        15.5.2 Authorization; No Violation. The execution, delivery and performance by the Operator of this Agreement have been duly authorized by all necessary action and will not violate the NHL Constitution or Bylaws or any written rule, regulation or policy of the NHL, or result in the breach of or constitute a default under any loan or credit agreement, or any other agreement or instrument to which the Operator is a party or by which the Operator or its assets may be bound or affected. All consents and approvals of any Person (including partners of the Operator) required in connection with this Agreement have been obtained.

                   15.5.3 Litigation. No suit is pending against or affects the Operator which could have a material adverse affect upon the Operator's performance under this Agreement or the financial condition or business of the Operator. There are no outstanding judgments against the Operator.


                   15.5.4 No Payments. The Operator has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement, other than normal costs of conducting business and costs of professional services such as the services of architects, engineers and attorneys.


                   15.5.5 No Conflicts. No agreements between the Operator and the Team are prohibited by nor conflict with any other agreements, instruments, judgments or decrees to which the Operator is a party or is otherwise subject.


                   15.5.6 No Violation of Laws. The Operator has received no notice as of the date of this Agreement asserting any noncompliance in any material respect by the Operator with applicable statutes, rules and regulations of the United States of America, the State of Florida, or of any other state or municipality or agency having jurisdiction over and with respect to the transactions contemplated in and by this Agreement; and the Operator is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other Governmental Authority which is in any respect material to the transactions contemplated hereby.


                   15.5.7 Environmental and Historical Conditions. After the Operations Start Date, (a) the Operator shall maintain, keep current and comply in full with any and all permits, consents and approvals required by the Environmental Laws and (b) the Operator shall comply with all Environmental Laws and shall not conduct or allow any use of or activity on or under the Project Site that will violate or threaten to violate any Environmental Law; provided, however, that Operator shall have no responsibility whatsoever to comply with Environmental Laws with respect to any condition existing prior to or at the time of the Operations State Date and that the Operator's obligations pursuant to this Section shall not release the County from obligations otherwise required by this Agreement. The Operator shall promptly notify the County if the Operator has actual knowledge of any material noncompliance or potential material noncompliance with any Environmental Law or receives any written or oral notification from any Governmental Authority or any third party regarding any material noncompliance or threatened or potential material noncompliance with or any request for information pursuant to any Environmental Law.

         15.6      Mutual Covenants.

                   15.6.1 Additional Documents and Approval. The County and the Operator, whenever and as often as each shall be reasonably requested to do so by the other party or by the Team, shall execute or cause to be executed any further documents, take any further actions and grant any further approvals as may be necessary or expedient in order to consummate the transactions provided for in, and to carry out the purpose and intent of each of the Related Agreements.


                   15.6.2 Good Faith. In exercising its rights and fulfilling its obligations under each of the Related Agreements, the County and the Operator shall act in good faith. Each party acknowledges that the Related Agreements contemplate cooperation between the Operator and the County. Each party further acknowledges that the terms and conditions of the Related Agreements together have been negotiated on the basis of certain projections and assumptions, including the assumption that the County, the Operator and the Team will act to advance, and not unreasonably interfere with, the public purposes to be served by the Facility.


                   15.6.3 No Termination. Neither the County nor the Operator shall terminate this Agreement on the ground of ultra vires act or for any illegality or on the basis of any challenge to the enforceability of this Agreement. Subject to the foregoing, no such challenge may be asserted by the County or the Operator except by the institution of a declaratory action in which the Operator, the County and the Team, are named as parties.


                   15.6.4 Cooperation. The County and the Operator mutually agree to contest any challenge to the validity, authorization and enforceability of this Agreement ("Challenge"), whether asserted by a taxpayer or any Person. The County and the Operator shall strive in good faith to agree jointly upon counsel to defend any such Challenge. If the Challenge occurs during the construction and development period of the Development Agreement, one-half of the costs of contesting the Challenge shall be paid by Operator, upon written notice and demand for payment from the County itemizing such costs; the remaining one-half of the costs shall be borne by the County. If the Challenge occurs after the Operations Start Date, the costs of contesting the Challenge shall be treated as a Facility Operating Expense and shall be payable from Facility Operating Revenue. However, if the nature of any Challenge (whether prior to or following the Operations Start Date) is to the effect that the County has acted improperly or unlawfully in executing this Agreement, then the County shall pay all of the costs incurred by the parties in contesting this Challenge and any legal fees, costs and other expenses in connection with such Challenge shall be treated as a Facility Operating Expense. Furthermore, the County and the Operator shall take all ministerial actions and proceedings necessary or appropriate to remedy any apparent invalidity, lack or defect in authorization, or illegality, or to cure any other defect, which has been asserted or threatened.


                   15.6.5 Notice of Matters. Should the County or the Operator receive knowledge about any matter which may constitute a breach of any of its warranties or covenants set forth herein which arises after the date hereof, it shall promptly notify the other party of the same in writing. Specifically, without limitation, the County and the Operator shall promptly inform the other of any suits referred to in Sections 16.4 and any Challenge referred to in
                                  Section 16.4.


                   15.6.6 Compliance With Laws. During the Term of this Agreement, the County and the Operator each shall, in connection with its own use of (and, in the case of the County, its ownership of) and the exercise of its rights with respect to the Facility, comply with all applicable laws, ordinances, rules and regulations relating thereto. However, the Operator shall have no obligation to comply with any such laws to the extent that a violation of such laws exists on or prior to the Operations Start Date; and such obligations shall be the responsibility of County. The County shall obtain and maintain all necessary permits and licenses that are required of an owner of the Facility or that are required of County Events at the Facility. The Operator with the cooperation of County shall obtain and maintain all necessary permits and licenses that are required in connection with the operation of the Facility.


                   15.6.7 Survival of Covenants and Warranties. All covenants, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement. No action taken pursuant to or related to this Agreement, including, without limitation, any investigation by or on behalf of a party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement herein.

                                  ARTICLE XVI

                       DEFAULTS, REMEDIES AND TERMINATION

         16.1 Events of Default. Each of the following events shall constitute an Event of Default:

                   16.1.1 If any representation or warranty made by the County or by the Operator herein shall at any time prove to have been incorrect in any material respect as of the time made, and if the party making such representation or warranty fails to cause such representation or warranty to become correct within thirty (30) days after written notice that such representation or warranty was incorrect; provided, however, that if it is not reasonably possible to cause such representation or warranty to become correct within such thirty-day period, such cure period shall be for an unlimited period of time if within thirty (30) days after such written notice the curing party commences diligently and thereafter continues to cause such representation or warranty to become correct.


                   16.1.2 If the Operator shall breach its obligations under the provisions of Article V or the County or Operator shall breach its obligations under Article XI and such breach is not cured within thirty (30) days after written notice by the County to the Operator or the Operator to the County, as applicable.


                   16.1.3 If the County or the Operator shall materially breach any of the other covenants or provisions in this Agreement other than as referred to in Section 16.1.1 or 16.1.2 and such failure is not cured within 30 days after written notice; provided, however, that if it is not reasonably possible to cure such failure within such 30 day period, such cure period shall be for an unlimited period of time if within 30 days after such written notice the curing party commences diligently and thereafter continues to cure.


         16.2      Institution of Litigation Permitted by Article
XVIII. To the extent permitted by Article XVIII, in addition to any other rights or remedies, either party may institute litigation to recover damages for any Event of Default or to obtain any other remedy (including specific performance and any other kind of equitable remedy) consistent with the purposes of this Agreement. Litigation pursuant to this Section shall only be instituted in the Circuit Court of Broward County, Florida or in the Federal District Court in the Southern District of Florida. The County and the Operator consent to the jurisdiction of such courts. Subject to Article XVIII, neither the existence of any claim or cause of action of a party, whether predicated on this Agreement or otherwise, nor the pendency of ADR proceedings involving another party, shall (a) constitute a defense to specific enforcement of the obligations of such other party under this Agreement or (b) bar the availability of injunctive relief or any other equitable remedy under this Agreement.

         16.3 Rights and Remedies are Cumulative. Except with respect to rights and remedies expressly declared to be exclusive in this Agreement, the rights and remedies of the parties are cumulative and the exercise by either party of one or more of such rights or remedies shall not preclude the exercise by it, at the same or different times, of any other rights or remedies for the same Event of Default or any other Event of Default by the other party.

         16.4 Costs, Expenses and Fees. In the event of any litigation, arbitration or other dispute resolution proceeding ("Challenge Proceeding") that arises from, relates to or arises in connection with the County's or the Operator's duties and obligations under this Agreement and is instituted by a Person not a party to this Agreement, the Operator or the County shall be entitled to advances from and to be reimbursed from Facility Operating Revenue for all costs and expenses incurred by any of them in such Challenge Proceeding, including reasonable attorneys fees and costs, and such costs and expenses shall be treated as Facility Operating Expenses, and any award granted to the Operator or the County in such Challenge Proceeding, including an award of any such costs and expenses, shall be treated as Facility Operating Revenue. In the event of any litigation, arbitration or other dispute resolution proceeding in connection with this Agreement, involving a claim against a party to this Agreement by the other party to this Agreement ("Proceeding"), (a) no party shall be entitled to advances from or to be reimbursed from Facility Operating Revenue for any costs or expenses incurred by it in such Proceeding, including reasonable attorneys' fees or costs, (b) no such costs and expenses shall be treated as Facility Operating Expenses, (c) the prevailing party in such Proceeding shall be entitled to be reimbursed by the other party (and not from Facility Operating Revenue) for all costs and expenses incurred in such Proceeding, including reasonable attorneys' fees and costs as may be fixed by the Circuit Court of Florida for Broward County, Florida the Federal District Court for the Southern District of Florida, or the arbitrator, and (d) any award granted to a party in such Proceeding shall be treated as the sole property of such party.

         16.5           Acceptance of Legal Process.

                        16.5.1 Service on County. In the event that any legal or equitable action is commenced by the Operator against the County, service of process on the County shall be made by personal service upon the Office of the Chair of the Board, or in such other manner as may be provided by law.


                        16.5.2 Service on the Operator. In the event any legal or equitable action is commenced by the County against the Operator, service of process on the Operator shall be made by personal service upon the statutory agent of the limited partnership, in the State of Florida (which Florida resident agent Operator shall establish), or in such other manner as may be provided by law.


         16.6 Termination. Notwithstanding any other provision herein to the contrary, this Agreement may not be terminated by the Operator or the County except as specifically permitted in Sections 12.2, 12.3, 13.1, 13.2, 13.3, 16.6.1, 16.6.2 or 16.6.3.

                   16.6.1         Termination of Operator by the County.
                                  Provided that the County is not in default of this Agreement and has caused no event to occur or condition to exist which with the passage of time or the giving of notice, or both, would constitute a default under this Agreement, the County at its option may terminate the Operator upon fifteen (15) days written notice to the Operator if the Operator has caused an Event of Default to occur. Immediately upon such termination the County and the Team(s) shall select a replacement operator who shall be subject to the terms and conditions of this Agreement. If the County and the Team(s) fail to agree on a replacement operator, the Operator shall continue to carry out its obligations under this Agreement (if directed to do so by the County)until such time as the County and the Team agree on a replacement Operator.


                   16.6.2         Termination of Agreement by the Operator.
                                  Provided that the Operator is not in default of this Agreement and has caused no event to occur or condition to exist which with the passage of time or the giving of notice, or both, would constitute a default under this Agreement, the Operator at its option may terminate its obligations under this Agreement after fifteen (15) days prior written notice to the County if the County has caused an Event of Default to occur. If the Operator terminates its obligations under this Agreement for an Event of Default by the County, the Operator shall continue to carry out its obligations hereunder, if directed to do so by the County, for a reasonable period of time to permit the selection of a replacement operator. The Operator shall be entitled to a commercially reasonable fee for its services after termination.


                   16.6.3 Automatic Termination of Agreement. This Agreement automatically terminates upon any lawful termination by the Team, the Operator or the County of the License Agreement or upon any termination of the Development Agreement pursuant to Section 8.1 or Section
                                  14.1 thereof (except as expressly provided in such Section 14.1).


                   16.6.4 Rights After Termination of Agreement. In the event of the termination of this Agreement, the County and the Operator shall have no further rights against or liabilities to each other under this Agreement, except for liabilities or rights which accrued prior to termination. In the event of a termination by reason of an Event of Default, each party shall have available to it all of its rights and remedies under this Agreement and in law and equity.

                                  ARTICLE XVII

                               DISPUTE RESOLUTION

         Except for Events of Default specified in Section 16.1.2, in the event of any default, breach or other dispute between the parties in connection with this Agreement (collectively, the "Dispute"), the parties shall comply with the following procedures (all of which shall collectively be referred to as "ADR"). Within seven (7) Business Days after written request (the "Request") by either party, the parties promptly shall hold an initial meeting to attempt in good faith to negotiate a settlement of the Dispute. No Request concerning a Dispute may be made at any time after two (2) years following the occurrence of the event giving rise to the Dispute. If within ten (10) days after the Request, the parties have not negotiated a settlement of the Dispute, the parties jointly shall appoint a mutually acceptable neutral person who is not affiliated with either of the parties (the "Neutral"). If the parties are unable to agree upon the appointment of the Neutral within fourteen (14) days after the Request, either party may request the American Arbitration Association or its successor ("AAA") to serve as the Neutral or to select the Neutral or may require both parties to submit to any procedures of AAA to select the Neutral, including without limitation the selection of AAA as the Neutral. In order to resolve the Dispute, the parties shall develop a non-binding alternative dispute resolution procedure such as mediation or facilitation (the "Mediation") with the assistance of the Neutral. The Neutral shall make the decision as to how, when and where the Mediation will be conducted if the parties have been unable to agree on such matters by the earlier of seven (7) Business Days after the appointment of the Neutral or twenty-one (21) days after the Request. The parties shall participate in good faith in the Mediation to its conclusion. If the parties resolve their Dispute through their own negotiations or in the Mediation, the resolution shall be reduced to the form of a written settlement agreement which shall be binding upon both parties and shall preclude any litigation with respect to such Dispute. If the parties have not resolved the Dispute through the Mediation within sixty (60) days after the Request, then at any time thereafter, and prior to resolution of the Dispute by the Mediation, upon written demand by either party, the Mediation shall cease, and the Dispute shall be submitted to arbitration (the "Arbitration") for resolution by an arbitrator or a panel of arbitrators whose number shall be determined and who shall be selected in accordance with the rules of the AAA. Arbitration shall be conducted in accordance with the rules of the AAA. If Arbitration results in a determination by the arbitrator(s) that an Event of Default has occurred, the provisions of Article XVII shall govern the damages and other remedies which may be implemented or ordered by the arbitrator(s). Neither the requirement to utilize nor the pendency of any ADR procedures shall in any way invalidate any notices or extend any cure periods applicable to an Event of Default as provided in Article XVII. Except as expressly provided elsewhere in this Agreement, these ADR procedures require the County and the Operator to use these ADR procedures exclusively rather than litigation as a means of resolving their disputes under this Agreement or to determine the consequences of an Event of Default and the implementation of the remedies therefor as provided in
Article XVII. Notwithstanding any other provision of this Article to the contrary, in the event a party may wish to seek interim relief, whether affirmative or prohibitive, in the form of a temporary restraining order or preliminary injunction or other interim equitable relief concerning a Dispute including without limitation, declaratory relief, specific performance, provisional remedies, special action relief, stay proceedings in connection with special action relief or any similar relief of an interim nature, either before beginning or at any point in the ADR procedures concerning such Dispute, such party may initiate the appropriate litigation to obtain such relief ("Equitable Litigation"). Nothing herein shall be construed to suspend or terminate the obligation of both parties promptly to proceed with the ADR procedures concerning the Dispute that is the subject of such Equitable Litigation while such Equitable Litigation and any appeal therefrom is pending. Regardless of whether such interim relief is granted or denied or such Equitable Litigation is pending or any appeal is taken from the grant or denial of such relief, at all times the parties shall diligently proceed to complete the ADR procedures. Any interim or appellate relief granted in such Equitable Litigation shall remain in effect until, and only until, the ADR procedures concerning the Dispute that is the subject of such Equitable Litigation result in a settlement agreement or the issuance of an Arbitration award. Such written settlement agreement or award shall be the binding, final determination on the merits of the Dispute (including but not limited to any equitable relief and monetary damages but excluding any award of attorneys' fees or costs rendered in the Equitable Litigation), shall supersede and nullify any decision in the Equitable Litigation on the merits of the dispute that is the subject of such Equitable Litigation, and shall preclude any subsequent litigation on such merits, notwithstanding any determination to the contrary in connection with any Equitable Litigation granting or denying interim relief or any appeal therefrom. The parties agree that any disputes which arise out of such a written settlement agreement or award during the term of this Agreement shall be resolved exclusively by the procedures set forth in this Article, provided that any party may institute legal proceedings in a court of competent jurisdiction to enforce judgment upon an Arbitration award in accordance with applicable law. The fees and costs of the Neutral and AAA in the Mediation shall be borne equally by the parties; provided, however, that the prevailing party in Arbitration shall be entitled to recover from the other party's own assets and not from Facility Operating Revenue, in addition to any other remedy, reimbursement for any costs of such proceeding, reasonable attorneys' fees, reasonable costs of investigation and any other expenses incurred in connection with such Arbitration or the Mediation of the Dispute that is the subject of such Arbitration. Any recovered costs and expenses in such Arbitration shall not be included as Facility Operating Expenses or paid from Facility Operating Revenue.

                                ARTICLE XVIII

                              GENERAL PROVISIONS

         18.1 Notice. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed properly given upon delivery, or refusal of delivery, if sent by personal delivery, overnight courier service with guaranteed next day delivery or by certified United States mail, postage prepaid, return receipt requested addressed as follows:

County Administrator
Broward County, Florida
115 S. Andrews Avenue, Room ___
Ft. Lauderdale, Florida  33301
with copy to:

Director, Department of Finance
and Administrative Services
115 S. Andrews Avenue, Room 121
Fort Lauderdale, Florida 33301

with copy to:

The County Attorney
115 S. Andrews Avenue, Room 423
Fort Lauderdale, Florida  33301

To the Operator:

Arena Operating Company, Ltd.
c/o Huizenga Holdings, Inc.
200 South Andrews Ave., Sixth Floor
Ft. Lauderdale, FL 33301

with copy to:

Akerman, Senterfitt & Eidson, P.A.
SunTrust International Center
One S.E. Third Avenue, 28th Floor
Miami, Florida 33131-1704

with copy to:

Leisure Management International
Eleven Greenway Plaza
Suite 3000
Houston, Texas 77046
Attn: President

Each party may by notice to the other specify a different address for subsequent notice purposes.

         18.2 Time of Essence. Time is of the essence with respect to the performance of each of the covenants and obligations contained in this Agreement.

         18.3 Relationship of Parties. No partnership, joint venture landlord-tenant or other business relationship is established between the County and the Operator under this Agreement or any other agreement referred to in this Agreement other than the relationship of the County as the owner of the Facility and the Operator as an independent contractor of the County. Except as expressly provided in the Agreement, the Operator, its employees, agents, independent contractors and licensees shall not be considered employees or agents of the County or to have been authorized to incur any expense on behalf of the County or to act for or to bind the County. The County, its elected officials, officers, employees, agents and independent contractors shall not be considered employees or agents of the Operator or to have been authorized to incur any expense on behalf of the Operator or to act for or to bind the Operator. Neither the County nor the Operator shall be liable for any acts, omissions or negligence on the part of the other party, its employees, agents, independent contractors and licensees resulting in either personal injury or property damages. The relationship created hereby is solely that of owner-independent contractor.

         18.4 Severability. If any provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law, provided that no such severance shall serve to deprive any of the parties of the enjoyment of its substantial benefits under this Agreement.

         18.5 Force Majeure. Failure in performance by either party hereunder shall not be deemed an Event of Default and the non-occurrence of any condition hereunder shall not give rise to any right otherwise provided herein when such failure or non-occurrence is due to war; insurrection; strikes; lock-outs; riots; floods; windstorms; fires; acts of God; acts of the public enemy; epidemics; quarantine restrictions; freight embargos; lack of transportation; governmental restrictions; unusually severe weather; inability (when both parties are faultless) of any contractor, subcontractor or supplier; acts or the failure to act, of any public or governmental agency or entity (except acts or failures to act by the County) or any other causes beyond the control and without the fault of the party claiming an extension of time to perform. An extension of time for any such cause shall be limited to the period of delay due to such cause, which period shall be deemed to commence from the time of the commencement of the cause, provided that, if notice by the party claiming such extension is sent to the other party more than thirty (30) days after the commencement of the cause, the period shall be deemed to commence thirty (30) days prior to the giving of such notice. The period of the delay due to any such cause, shall be an Abatement Period. Times of performance under this Agreement may also be extended as mutually agreed upon in writing by the County and the Operator. However, failure to agree to a proposed extension of time for performance shall not be deemed grounds for delay or failure to timely cure an Event of Default hereunder.

         18.6 Interpretations. To the extent permitted by the context in which used, (a) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa, and (b) reference to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, general partnerships, limited partnerships, trusts and other entities.

         18.7 Binding Effect. This Agreement, and the terms, provisions, promises, covenants and conditions hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         18.8 Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing this Agreement.

         18.9           Entire Agreement.  This Agreement is executed in seven
(7) duplicates each of which is deemed to be an original. This Agreement and the referenced Exhibits, each of which is incorporated herein, together with the other Agreements that constitute the Related Agreements to the extent applicable, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement. This Agreement integrates all of the terms and conditions mentioned herein or incidental hereto and supersedes all negotiations or previous agreements between the parties with respect to all or any part of the subject matter hereof.

         18.10 Amendment. Except as otherwise provided herein, all waivers of the provisions of this Agreement must be in writing and signed by the County Representative or the Operator Representative. This Agreement may not be changed, modified or rescinded except in writing by the County Representative and the Operator Representative, and any attempt at oral modification of this Agreement shall be void and of no effect. The Operator and County shall make such changes to this Agreement as may be necessary to implement the Plan of Finance attached to the Development Agreement as Exhibit "C".

         18.11 Waiver. From time to time during the Term or any Extension Term, the Operator Representative, in its discretion, shall have the right, power and authority to waive any non-material, non-economic, performance, duty, right or benefit due Operator or County under this Agreement.

         18.12 Applicable Law. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

         18.13 Nondiscrimination. There shall be no discrimination against or segregation of any person, or group of persons, on account of sex, marital status, race, color, creed, religion, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Project Site or the Facility. Neither the Operator nor any person claiming under or through it shall establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of licensees, sublicensees or vendors using or operating at the Project Site or Facility or any portion thereof.

         18.14 Reasonableness. Whenever in this Agreement the consent or approval of the County or the Operator is required, unless expressly stated to the contrary, the granting of such consent or approval shall be governed by a standard of reasonableness. If either party contends that the standard has not been met, the matter shall be resolved as provided in Article XVIII. In the event that such resolution results in the determination that the action was unreasonable, such determination shall not constitute a default of this Agreement, operate to terminate it or give rise to any right to damages as a result thereof, but the sole remedy shall be limited to specific performance and the recovery of reasonable attorneys' fees and costs (including the fee of the arbitrators) in such resolution procedure.


                                 ARTICLE XIX

                              LIABILITY LIMITATION

         19.1 County and Operator Personnel. Notwithstanding and prevailing over any contrary provision or implication in this Agreement, no member, elected official, official, employee, agent, or consultant of the County or limited partner, shareholder of partner, officer, employee or agent of the Operator shall be liable to either of the parties hereto, or any successors in interest thereof, in the event of any default or breach by the County or Operator, for any amount which may become due to either party or any successors in interest thereof, or on any other obligation under the terms of this Agreement, except any such obligations which result from their criminal acts with respect hereto (i.e., acts which would constitute crimes were they prosecuted therefor and convicted thereof).


                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement by and through their lawfully authorized officers, this 4th day of June, 1996.

ATTEST:                                 COUNTY:
/s/ B. Jack Osterholt
- -----------------------------           BROWARD COUNTY, FLORIDA
County Administrator
                                        By: John E. Rodstrom
                                           -----------------------------
                                        Chair of the Board of County
                                        Commissioners



                                        OPERATOR:

                                        ARENA OPERATING COMPANY, LTD.

                                        By: Arena Operating Company
                                            Inc., a Florida corporation, its
                                            General Partner


                                        By: /s/ H. Wayne Huizenga
                                           -------------------------------
                                        Name:   H. Wayne Huizenga
                                             -----------------------------
                                        Title:  Chairman
                                              ----------------------------



APPROVED AS TO FORM:

/s/ Noel Pfeffer
- ------------------------------
County Attorney

                                 EXHIBIT "4.16"

                                MBE/WBE PROGRAM

         1.      Operator will use good faith efforts to cause minority owned
(MBE) and women owned (WBE) business enterprises to be engaged in the operation of the Facility at least up to the levels of the Operation Goals described below.
         2. Operator has established the following participation percentages in its operational goals (the "Operational Goals"):

                 (a)      MBE
                          African American                          10%
                          Hispanic                                  10%
                          Asian and/or Native American               3%
                 (b)      WBE                                        7%

         3. The Operation Goals are percentages of the total amounts expected to be paid to all companies for supplying supplies, services, food, beverages, novelties and notions and other concessions (other than those available from limited sources or suppliers) for items to be sold at and during the operation of the Facility, but may not necessarily be achieved in each category.
         4.      (a)      Women's Business Enterprise or WBE.  A business which
is:

                          (1)     A sole proprietorship, owned and controlled
by a woman;

                          (2)     A partnership or joint venture controlled by
women in which at least 51% of the beneficial ownership interest is held by women;

                          (3)     A corporation or other entity controlled by
women in which at least 51% of the interest in such corporation or entity is beneficially owned by women.

                 (b) Minority Business Enterprise or MBE. A business which is:

                          (1)     A sole proprietorship, owned and controlled
by a minority person;

                          (2)     A partnership or joint venture controlled by
minority persons in which at least 51% of the beneficial ownership interest is held by minority persons;

                          (3)     A corporation or other entity controlled by
minority persons in which at least 51% of the interest in such corporation or entity is beneficially owned by minority persons.

                 (c) Minority Person. A person who is an Asian American, Black American, Hispanic American, or Native American.

         5. Operator will cooperate with the County MBE/WBE agency addressing MBE/WBE issues and other public spirited organizations addressing such issues in its efforts to achieve the Operation Goals.

         6. Operator shall not be required to engage MBE's or WBE's who are not the lowest responsible bidders.